As filed with the Securities and Exchange Commission on December 14, 2006
                                                           Registration No. 333-

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               UC HUB GROUP, INC.
                 (Name of small business issuer in its charter)

           Nevada                          4813                   88-0389393
(State or other Jurisdiction   (Primary Standard Industrial   (I.R.S. Employer
     of Incorporation or        Classification Code Number)  Identification No.)
        Organization)

                      285 East Warm Springs Road, Suite 105
                             Las Vegas, Nevada 89119
                                 (702) 991-2059
          (Address and telephone number of principal executive offices and principal place of business)

                                  Larry Wilcox
                             Chief Executive Officer
                               UC Hub Group, Inc.
                            285 E. Warm Springs Road
                             Las Vegas, Nevada 89119

                                 (888) 883-5893
            (Name, address and telephone number of agent for service)

                                   Copies to:
                             Gregory Sichenzia, Esq.
                       Sichenzia Ross Friedman Ference LLP
                          1065 Avenue of the Americas,
                            New York, New York 10018
                                 (212) 930-9700
                              (212) 930-9725 (Fax)

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_| ________

CALCULATION OF REGISTRATION FEE

                                                                PROPOSED
                                                                 MAXIMUM      PROPOSED MAXIMUM     AMOUNT OF
  TITLE OF EACH CLASS OF SECURITIES TO BE     AMOUNT TO BE   OFFERING PRICE      AGGREGATE       REGISTRATION
                 REGISTERED                    REGISTERED     PER SHARE (1)    OFFERING PRICE         FEE
-------------------------------------------   ------------   --------------   ----------------   ------------
Common stock, $.001 par value issuable upon
  conversion of the Original Issue Discount
  Self-Liquidating Convertible Debenture        7,560,000         $0.05          $378,000            $40.45

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on December 12, 2006, which was $.05 per share.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

      PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED December 14, 2006

                               UC HUB GROUP, INC.
                               7,560,000 SHARES OF
                                  COMMON STOCK

This prospectus relates to the resale by the selling stockholder of up to 7,560,000 shares of our common stock, issuable upon the conversion of an Original Issue Discount Self-Liquidating Convertible Debenture in a principal amount of $378,000, which has a conversion price of $0.05 per share (subject to adjustment as provided in the Debenture). The selling stockholder may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed to be an underwriter of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the Over-The-Counter Bulletin Board under the symbol "uchb.ob". The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on December 12, 2006, was $.05.

            INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________, 2006.

The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by UC Hub Group, Inc. with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

                                TABLE OF CONTENTS

Cautionary Note Regarding Forward-Looking Statements                           2
Prospectus Summary                                                             2
Risk Factors                                                                   4
Use Of Proceeds                                                                9
Market For Common Equity And Related Stockholder Matters                       9
Management's Discussion And Analysis Of Financial Condition
  And Results Of Operations                                                   10
Description Of Business                                                       12
Description Of Property                                                       14
Legal Proceedings                                                             14
Management                                                                    15
Executive Compensation                                                        16
Certain Relationships And Related Transactions                                18
Security Ownership Of Certain Beneficial Owners And Management                18
Description Of Securities                                                     19
Commission's Position On Indemnification For Securities Act Liabilities       20
Plan Of Distribution                                                          20
Selling Stockholders                                                          23
Legal Matters                                                                 26
Experts                                                                       26
Available Information                                                         27
Index to Consolidated Financial Statements                                   F-1

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement contain forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events.

In some cases, you can identify forward-looking statements by words such as "may," "should," "expect," "plan," "could," "anticipate," "intend," "believe," "estimate," "predict," "potential," "goal," or "continue" or similar terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements.

                               UC HUB GROUP, INC.

Overview

We were incorporated on February 27, 1999 in Nevada. We are a software development and distribution company with primary interests in digital communications and digitally based products and services necessary to support the corporate vision of the "Digital City".

We also sell a municipal government software application called OurTown2, which is designed to manage the interface between a municipal government and its constituents or e-citizens.

Our executive offices are located at 285 E. Warm Springs Road, Suite 105, Las Vegas, Nevada.

We incurred a net loss of $733,204 and $1,035,576 for the fiscal years ended July 31, 2006 and 2005 respectively. There can be no assurance that we will ever earn any profits.

The Offering:

Common stock offered by Selling
  Stockholder ......................   Up to 7,560,000 shares of common stock
                                       issuable upon the conversion of an
                                       Original Issue Discount Self-Liquidating
                                       Convertible Debenture in the principal
                                       amount of $378,000.

                                       This number represents 23.12% of our
                                       current outstanding stock.

Common stock to be outstanding after
  the offering .....................   Up to 32,690,753 shares

  Use of proceeds ..................   We will not receive any proceeds from the
                                       sale of common stock We have received
                                       gross proceeds of $350,00 from the sale
                                       of  the Original Issue Discount Self-
                                       Liquidating Convertible Debenture. Except to pay off certain liabilities totaling approximately $327,000, the proceeds of the offering will be used for working capital purposes.

Over-The-Counter Bulletin Board
  Symbol ...........................   UCHB.OB

The above information regarding common stock to be outstanding after the offering is based on 25,130,753 shares of common stock outstanding as of July 31, 2006 and assumes the subsequent conversion of the Convertible Debenture by the selling stock holder.

JUNE 2006 SECURITIES PURCHASE AGREEMENT

Pursuant to a Securities Purchase Agreement, dated as of June 6, 2006 (the "Securities Purchase Agreement"), we sold an Original Issue Discount Self-Liquidating Convertible Debenture having a principal amount of $378,000 (the "Debenture').

The Debenture was sold for $350,000. Except to pay off certain liabilities of the Company totaling approximately $327,000, the proceeds of the offering have been used to pay professional fees.

The Debenture was issued on June 7, 2007 and must be paid pursuant to its terms by June 7, 2008. The principal amount of the Debenture is $378,000 and it is convertible into our common stock, at the Purchasers' option, at a conversion price equal to $0.05 per share (subject to adjustment as provided in the Debenture). The Debenture does not bear interest. On the first of each month commencing on the first date following the earlier of (a) 30 calendar days following the Effective Date and (b) 180 Calendar days following the Closing Date (as defined in the Securities Purchase Agreement) and terminating upon the full redemption of the Debenture, we shall redeem an amount equal to the sum of $21,000 in principal amount of the Debenture and all liquidated damages and other amounts owed to the holder of the Debenture.

The full principal amount of the Debenture is due upon a default under the terms of the Debenture. In the event that we breach any representation or warranty in the Securities Purchase Agreement, the outstanding principal amount of the Debenture, plus liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the holder's election, immediately due and payable in cash at the Mandatory Default Amount (as defined in the Debenture).

In connection with the sale of the Debenture, we also issued the investor (i) a warrant to purchase 7,560,000 shares of the Company's common stock at a purchase price of $.075 per share, subject to adjustment as provided for in the warrant and a term of exercise beginning on June 7, 2006 (the "Initial Exercise Date") and (ii) a warrant to purchase 7,560,000 shares of the Company's common stock at a purchase price of $.05 per share, subject to adjustment as provided in the warrant, and a term commencing on the Initial Exercise Date and terminating on the earlier of (a) 180 days following the date that the initial Registration Statement filed by the Company pursuant to the Registration Rights Agreement executed in connection with the execution of the Securities Purchase Agreement is declared effective by the Securities and Exchange Commission and (b) the two year anniversary of the Initial Exercise Date.

The warrants having an exercise price of $0.075 are exercisable on a cashless basis if at any time after two years from the date of issuance of the warrant there is no effective registration statement registering or no current prospectus available for, the resale of the shares of common stock underlying the warrant, unless the shares can be sold pursuant to Rule 144, of the Rules and Regulations of the Securities Act of 1933, as amended, as amended in which case such warrants may only be exercised on a cash basis.

The warrants are exercisable on a cashless basis if at any time after one year from the date of issuance of the warrant there is no effective registration statement registering or no current prospectus available for, the resale of the shares of common stock underlying the warrant. Additionally, on the last day the warrant is exercisable, it shall be automatically exercised via cashless exercise.

The conversion price of the Debenture and the exercise price of the warrants may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, sell equity securities at a price that is less than the conversion price of the Debenture or take such other actions as would otherwise result in dilution of the selling stockholder's position.

We are required to file a registration statement with the Securities and Exchange Commission within 30 days of Closing Date (June 7, 2006), which pursuant to an amendment to the registration rights agreement with the selling shareholder will include 7,560,000 shares issuable upon conversion of the Debenture. The Debenture will be in default if the registration statement is not declared effective by the Securities and Exchange Commission on or prior to the 210th calendar day after the Closing Date.

Pursuant to an amendment to the agreement between the Selling Shareholder and the Company the warrants having an exercise price of $.075 per share are exercisable on or prior to the close of business on the third anniversary of the Initial Exercise Date. In addition, this agreement amends the registration rights agreement between the Company and the Selling Shareholder to provide that the Company must, no later than 30 days after the registration statement filed to register the shares of our common stock that are issuable upon conversion of the Debenture is declared effective by the Securities and Exchange Commission, file a registration statement to register not less than 150% of the number of all Registrable Securities that were not included in this registration statement.

The holder of the Debenture and the warrants may not convert the Debenture or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise exceeds 4.99% of the then issued and outstanding shares of common stock. This limitation may be waived by the holder of the Debenture or warrants upon not less than 61 days' prior notice to us, to change the beneficial ownership limitation to 9.99% of the number of shares of the number of our common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of this note or the exercise of the warrants. Upon such a change by a Holder of the Beneficial Ownership Limitation from such 4.99% limitation to such 9.99% limitation, the beneficial ownership limitation may not be further waived by the holder of the notes or warrants.

We claim an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Act") for the private placement of these securities pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder since, among other things, the transaction did not involve a public offering, the Purchasers were accredited Purchasers and/or qualified institutional buyers, the Purchasers had access to information about us and their investment, the Purchasers took the securities for investment and not resale, and we took appropriate measures to restrict the transfer of the securities.

                                  RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

                   RISKS RELATED TO OUR BUSINESS AND INDUSTRY

WE HAVE INCURRED LOSSES IN THE PAST WHICH CAN HAVE A DETRIMENTAL EFFECT ON THE LONG-TERM CAPITAL APPRECIATION OF OUR STOCK.

Although we were formed in February 1999, we have made several acquisitions and dispositions, and as a result, our prospects must be considered in light of inherent risks, expenses and difficulties encountered by companies in their early stage of development, particularly companies in new and evolving markets. These risks include acceptance of our products by consumers in an evolving and unpredictable business environment and the lack of a well-developed brand identity. We incurred a net loss of $733,204 for the fiscal year ended July 31, 2006. We cannot give any assurance that we will ever generate significant revenue or have profits. In addition, we anticipate that we will require additional capital commitments during 2007 to sustain our operations. This could have a detrimental effect on the long-term capital appreciation of our stock.

THERE CAN BE NO ASSURANCE THAT WE WILL EVER ACHIEVE PROFITABILITY.

Our revenues and operating results may fluctuate from quarter to quarter and from year to year due to a combination of factors, including, but not limited to, cost of production, volume of sales and variations in expenditures for personnel and marketing. There can be no guarantee that we will be able to achieve profitability on a quarterly or annual basis. If we do not achieve profitability, our business will be adversely affected and investors may lose all or substantially all of their investment.

WE WILL NEED ADDITIONAL FINANCING TO DEVELOP OUR PRODUCTS AND SERVICES AND TO MEET OUR CAPITAL REQUIREMENTS WHICH CAN CAUSE DILUTION.

Our plan of operation calls for additional capital to facilitate growth and support our long-term development, acquisition strategy and marketing programs. It is likely that we will have to seek additional financing through future public or private sales of our securities, including equity securities. We may also seek funding for the development and acquisitions marketing of our products through strategic partnerships and other arrangements with investment partners. There can be no assurance, however, that such collaborative arrangements or additional funds will be available when needed, or on terms acceptable to us, if at all. Any such additional financing may result in significant dilution to existing stockholders. If adequate funds are not available we may be required to curtail one or more of our future activates programs.

THERE IS SUBSTANTIAL DOUBT THAT WE CAN CONTINUE AS A GOING CONCERN.

We expect to incur significant capital expenses in pursuing our development and acquisition strategy plans to increase sales volume, expanding our product lines and obtaining additional financing through stock offerings, or licensing agreements or other feasible financing alternatives. In order for us to continue our operations, we will require additional funds over the next 12 months. While we hope we have the funds necessary to maintain our operations, without additional funding, there will be a limitation to the number of new projects that we could take on, which may have an effect on our ability to maintain our operations. Additional financing may not be available on terms favorable to us, or at all. If additional funds are not available, we may not be able to execute our business model plan or take advantage of business opportunities. Our ability to obtain such additional financing and to achieve our operating goals is uncertain. In the event that we do not obtain additional capital or are not able to increase cash flow through the increase of in revenues, there is a substantial doubt of our being able to continue as a going concern.

Additionally, our independent auditors have included a going concern opinion in connection with its audit of our financial statements for the fiscal years ended July 31, 2005 and 2006 The auditors have included the going concern provision because we have incurred significant and recurring losses and have a large working capital deficit that the auditors believe raises substantial doubt about our ability to continue as a going concern. Our existence is dependent upon management's ability to develop profitable operations.

IF WE ARE UNABLE TO RETAIN THE SERVICES OF KEY PERSONNEL, WE MAY NOT BE ABLE TO CONTINUE OUR OPERATIONS.

Our business is dependent upon Larry Wilcox. Mr. Wilcox understands the Digital distribution hub arena and has positioned us to offer some key vertical services to a Digital City. Loss of services of Mr. Wilcox could have a significant adverse effect on our direction, the necessary chronology, operations and prospects.

OUR MINIMAL STAFF MAY HAVE DIFFICULTY MANAGING OUR OPERATIONS.

We employee only one person and hire consultants on an as needed basis to run our operations. As a result, our ability to increase our business is limited. Additionally, in the event of future growth in administration, marketing, manufacturing and customer support functions, we will need to increase the depth and experience of our management team by adding employees. Because of our limited funds, there can be no assurance that we will be able to employ qualified persons on acceptable terms.

WE MAY EXPERIENCE INFRINGEMENT OF OUR INTELLECTUAL PROPERTY RIGHTS.

We do not currently own any patents, copyrights or trademarks with respect to any of our intellectual properties. Therefore, we have no assurance that we can protect our intellectual properties from infringement by others. Further, in the event that any of our competitors are able to secure intellectual property rights protection on properties that we possess, we might be precluded from using any such intellectual property.

WE HAVE MANY COMPETITORS AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY AGAINST THEM.

There are many competitors that sell software that competes with our OurTown2 software. In the high-end market, HTE is the leader in municipal government software with a focus on accounting. They have a small work order module attached to a utility management system and have acquired Click2Gov for Internet capabilities. Another competitor is Sun Coast, which sells a 311 call center solution with CRM back-end. As for the mid-range market, some of our significant competitors are Accela, Azteca, GIS-centric, Asset Management System, Hansen, and CarteGraph. The Internet based market also provides competitors, some of whom are EGovernment, County e-gov, and EGov.

Most of our competitors are substantially larger than us and greater financial resources and personnel than we do. As a result, our ability to complete with them is limited.

WE MAY MAKE ACQUISITIONS OR FORM JOINT VENTURES THAT ARE UNSUCCESSFUL.

Our ability to grow is dependent on our ability to successfully acquire other companies. Any time a company's growth strategy depends on the acquisition of other companies there is substantial risk. In order to pursue a growth by acquisition strategy successfully, we must identify suitable candidates for these transactions; however, because of our limited funds, we may not be able to purchase those companies that we have identified as potential acquisition candidates. Additionally, we may have difficulty managing post-closing issues such as the integration into our corporate structure. Integration issues are complex, time consuming and expensive and, without proper planning and implementation, could significantly disrupt our business, including, but not limited to, the diversion of management's attention, the loss of key business and/or personnel from the acquired company, unanticipated events, and legal liabilities.

WE DO NOT HAVE ANY PATENTS, COPYRIGHTS OR TRADEMARKS

We do not currently own any patents, copyrights or trademarks with respect to any of our intellectual properties. Therefore, we have no assurance that we can protect our intellectual properties from infringement by other firms. Furthermore, in the event that any our competitors are able to secure intellectual property rights protection on intellectual property that we possess we might be precluded from using any such intellectual property.

              RISKS RELATING TO OUR CURRENT FINANCING ARRANGEMENT

THERE ARE A LARGE NUMBER OF SHARES UNDERLYING OUR ORIGINAL ISSUE DISCOUNT SELF-LIQUIDATING CONVERTIBLE DEBENTURE AND WARRANTS THAT MAY BE AVAILABLE FOR FUTURE SALE AND THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

As of July 31, 2006, we had 25,130,753 shares of common stock issued and outstanding. Additionally, 7,560,000 shares of common stock are issuable upon conversion of the convertible debenture sold to the selling shareholder and we also have outstanding warrants to purchase 15,120,000 shares of our common stock (of which 7,560,000 warrants have an exercise price of $0.075 per share and 7,560,000 warrants have an exercise price of $0.05 per share). The sale of these shares may adversely affect the market price of our common stock.

IF WE ARE REQUIRED FOR ANY REASON TO REPAY THE OUTSTANDING ORIGINAL ISSUE DISCOUNT SELF-LIQUIDATING CONVERTIBLE DEBENTURE, WE WOULD BE REQUIRED TO DEPLETE OUR WORKING CAPITAL, IF AVAILABLE, OR RAISE ADDITIONAL FUNDS. OUR FAILURE TO REPAY THE ORIGINAL ISSUE DISCOUNT SELF-LIQUIDATING CONVERTIBLE DEBENTURE, IF REQUIRED, COULD RESULT IN LEGAL ACTION AGAINST US, WHICH COULD REQUIRE THE SALE OF SUBSTANTIAL ASSETS.

Pursuant to a Securities Purchase Agreement, dated as of June 6, 2006 (the "Securities Purchase Agreement"), we sold an Original Issue Discount Self-Liquidating Convertible Debenture having a principal amount of $378,000 (the "Debenture'). The Debenture does not bear interest. The principal sum of the Debenture must be paid by June 7, 2008 and is convertible into 7,560,000 shares of our common stock, at the Purchasers' option, at a conversion price equal to $0.05 per share (subject to adjustment as provided in the Debenture). On the fist of each month commencing on the first date following the earlier of
(a) 30 calendar days following the Effective Date and (b) 180 Calendar days following the Closing Date (as defined in the Securities Purchase Agreement) and terminating upon the full redemption of the Debenture, we shall redeem an amount equal to the sum of $21,000 in principal amount of the Debenture and all liquidated damages and other amounts owed to the holder of the Debenture. The full principal amount of the Debenture is due upon a default under the terms of the Debenture. In the event that we breach any representation or warranty in the Securities Purchase Agreement, the outstanding principal amount of the Debenture, plus liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the holder's election, immediately due and payable in cash at the Mandatory Default Amount (as defined in the Debenture). We anticipate that the full amount of the Debenture will be converted into shares of our common stock, in accordance with its terms. If we were required to repay the Debenture, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the Debenture when required, the holder could commence legal action against us to recover the amounts due. Any such action may require us to curtail or cease operations.

                       RISKS RELATING TO OUR COMMON STOCK

IF WE FAIL TO REMAIN CURRENT ON OUR REPORTING REQUIREMENTS, WE COULD BE REMOVED FROM THE OTC BULLETIN BOARD WHICH WOULD LIMIT THE ABILITY OF BROKER-DEALERS TO SELL OUR SECURITIES AND THE ABILITY OF STOCKHOLDERS TO SELL THEIR SECURITIES IN THE SECONDARY MARKET.

Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

OUR COMMON STOCK IS SUBJECT TO THE "PENNY STOCK" RULES OF THE SEC AND THE TRADING MARKET IN OUR SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

      1 that a broker or dealer approve a person's account for transactions in penny stocks; and

      2 the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

      1 obtain financial information and investment experience objectives of the person; and

      2 make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

      1 sets forth the basis on which the broker or dealer made the suitability determination; and

      2 that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL. IF WE ARE UNABLE TO RAISE NECESSARY ADDITIONAL CAPITAL, OUR BUSINESS MAY FAIL OR OUR OPERATING RESULTS AND OUR STOCK PRICE MAY BE ADVERSELY AFFECTED.

Because we are not profitable, we need to secure adequate funding. If we are unable to obtain adequate funding, we may not be able to successfully develop and market our products and services and our business will most likely fail. We do not have commitments for additional financing. To secure additional financing, we may need to borrow money or sell more securities, which may reduce the value of our outstanding securities. We may be unable to secure additional financing on favorable terms or at all. Selling additional stock, either privately or publicly, would dilute the equity interests of our stockholders. If we borrow more money, we will have to pay interest and may also have to agree to restrictions that limit our operating flexibility. If we are unable to obtain adequate financing, we may have to curtail business operations, which would have a material negative effect on operating results and most likely result in a lower stock price.

OUR DIRECTORS HAVE THE RIGHT TO AUTHORIZE THE ISSUANCE OF PREFERRED STOCK AND ADDITIONAL SHARES OF OUR COMMON STOCK

Our directors, within the limitations and restrictions contained in our articles of incorporation and without further action by our stockholders, have the authority to issue shares of preferred stock from time to time in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights, and terms of redemption, liquidation preferences and any other preferences, special rights and qualifications of any such series. We have no intention of issuing preferred stock at the present time. Any issuance of preferred stock could adversely affect the rights of holders of our common stock.

We currently have authorized and issued Series A preferred stock which entitled the holder of each share to 60 votes on each matter that may come before a meeting of the common stockholders. Consequently, it is possible for the holders of our Series A preferred stock to exercise a disproportionate control in voting rights. Subsequent series of our preferred stock could have similar or additional voting control provisions. Should we issue additional shares of our common stock at a later time, each investor's ownership interest in our stock would be proportionally reduced. No investor will have any preemptive right to acquire additional shares of our common stock, or any of our other securities.

OUR COMMON STOCK MAY EXPERIENCE SIGNIFICANT PRICE AND VOLUME VOLATILITY, WHICH SUBSTANTIALLY INCREASES THE RISK THAT YOU MANY NOT BE ABLE TO SELL YOUR SHARES AT OR ABOVE THE PRICE THAT YOU PAY FOR THE SHARES.

Because of the limited trading market for our common stock, and because of the possible price volatility, you may not be able to sell your shares of common stock when you desire to do so.

The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity since the price for our common stock may suffer greater declines due to its price volatility.

The price of our common stock that will prevail in the market may be higher or lower than the price you pay. Certain factors, some of which are beyond our control, that may cause our share price to fluctuate significantly include, but are not limited to, the following:

o     Variations in our quarterly operating results;

o     The development of a market in general for our products and services;

o     Changes in market valuations of similar companies;

o Announcement by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

o     Loss of a major customer or failure to complete significant transactions;

o     Additions or departures of key personnel; and

o     Fluctuations in stock market price and volume.

These market and industry factors may materially and adversely affect our stock price, regardless of our operating performance.

                                 USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder. We will not receive any proceeds from the sale of shares of common stock in this offering. In addition, we have received gross proceeds of $350,000 from the sale of the Original Issue Discount Self-Liquidating Convertible Debenture and the proceeds have been used to pay of professional fees and for working capital purposes.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Since the change of control and the change of our corporate name on June 2, 2004, our common stock has been quoted on the OTC Bulletin Board under the symbol "UCHB.OB." Before the change in control, our symbol was "ETIX.OB." For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

                                  Common Stock
                                  ------------
                                  High     Low
                                  ----     ---
Fiscal Year Ended July 31, 2006
First Quarter                      .65     .40
Second Quarter                     .10     .02
Third Quarter                      .14     .05
Fourth Quarter                     .07     .04

Fiscal Year Ended July 31, 2005
First Quarter                      .65     .40
Second Quarter                     .26     .47
Third Quarter                      .35     .06
Fourth Quarter                     .37     .06

HOLDERS

As of October 31, 2006, we had approximately 95 holders of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our common stock is Corporate Stock Transfer in Denver Colorado, (303) 282-4800.

We have never declared or paid any cash dividends on our common stock. We do not anticipate paying any cash dividends to stockholders in the foreseeable future. In addition, any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deem relevant.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

      1     discuss our future expectations;

      2 contain projections of our future results of operations or of our financial condition; and

      3     state other "forward-looking" information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

RESULTS OF OPERATIONS

Comparison of the Twelve Months Ended July 31, 2006 to the Twelve Months Ended July 31, 2005:

Revenue. Our total revenue was $306,480 for the 12 months ended July 31, 2006 compared to $2,967,949 for the same period ended July 31, 2005, a decrease of $2,661,469 or approximately 90 percent. We sold our wholly-owned subsidiary, AllCom, to Qwest Communications in September 2005 and eSafe, Inc. to PSPP Holdings in April 2006.

Gross Profit. Our gross loss was $63,717 or approximately 21 percent of sales for the 12 months ended July 31, 2006 versus $838,727 or approximately 28 percent of sales for the 12 months ended July 31, 2005. The decrease in gross profit percent during the period resulted from the settlement of the Qwest liability. The decrease in gross profit dollars was the result of reduced sales.

Selling, General and Administrative Expenses. Selling, general and administrative expenses ("SG&A") for the 12 months ended July 31, 2006 were $669,782, a decrease of $1,204,521 or approximately 64 percent compared to SG&A of $1,874,303 for the 12 months ended July 31, 2005. The reduction is primarily attributable to the elimination of unprofitable business as described above.

Interest Expense. We incurred $0 of interest expense during the 12 months ended July 31, 2006, compared to interest expense of $5,100 incurred during the 12 months ended July 31, 2005. The decrease is a result of having converted substantially all of our convertible debentures and eliminated the interest expense liability.

Net Income (Loss). Our net loss for the 12 months ended July 31, 2006 was $733,204, a decrease of $302,372 or approximately 29 percent compared to a loss of $1,035,576 for the year ended July 31, 2005. The improvement and generation of net income was due primarily to the elimination of unprofitable business.

LIQUIDITY AND CAPITAL RESOURCES

As of July 31, 2006, we had a working capital deficit of ($834,006). We generated a deficit in cash flow from operations of $1,666,981 for the 12 months ended July 31, 2006. The decrease in cash flow from operating activities for the period was primarily attributable to pay-off of some debt obligations.

We met our cash requirements during the period through proceeds from a long-term debt obligation and Additional Paid-In Capital of $1,453,504. This resulted in net cash provided by financing activities of $1,758,469.

We estimate our business operational expenses during the next 12 months will be approximately $1 million.

While we have raised capital to meet our working capital and financing needs in the past, additional financing is required in order to meet our current and projected cash flow deficits from operations and development. We are seeking financing in the form of equity in order to provide necessary working capital. We currently have no commitments for financing. There is no guarantee that we will be successful in aising the funds required.

By adjusting our operations and development to the level of capitalization, we believe we have sufficient capital resources to meet projected cash flow deficits through the next 12 months. However, if thereafter, we are not successful in generating sufficient liquidity from operations or in raising sufficient capital resources, on terms acceptable to us, this could have a material adverse effect on our business, results of operations, liquidity and financial condition. Depending upon our ability to commercialize our new electronic cards and e card business, we may need to reduce our operations if we do not obtain any financing as anticipated or even before that date.

Capital Expenditures and Commitments. We do not anticipate the sale of any material property, plant or equipment during the next 12 months. Without substantial financial resources we do not anticipate the acquisition of any material property, plant or equipment during the next 12 months.

Our independent auditor's report on our July 31, 2005 financial statements included in this Annual Report states that our lack of sources of revenues raise substantial doubts about our ability to continue as a going concern.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

Our financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management's application of accounting policies. Critical accounting policies include revenue recognition, impairment of marketing rights and accounting for legal contingencies.

We recognize revenue in accordance with Staff Accounting Bulletin No.101, "Revenue Recognition in Financial Statements." Sales are recorded when products are shipped to customers. Provisions for discounts and rebates to customers, estimated returns and allowances and other adjustments are provided for in the same period the related sales are recorded.

We evaluate our long-lived assets for financial impairment on a regular basis in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" evaluates the recoverability of long-lived assets not held for sale by measuring the carrying amount of the assets against the estimated discounted future cash flows associated with them. At the time such evaluations indicate that the future discounted cash flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements.

                             DESCRIPTION OF BUSINESS

GENERAL

We are a software development and distribution company with primary interests in digital communications and digitally based products and services necessary to support the corporate vision of the "Digital City." Our operating subsidiary is THREE Inc., a Nevada corporation. THREE Inc. distributes voice, video and data services to the end user.

We also sell a municipal government software application called OurTown2, which is designed to manage the interface between a municipal government and its constituents or e-citizens.

Our executive offices are located at 285 E. Warm Springs Road, Suite 105, Las Vegas, Nevada.

CORPORATE INFORMATION AND HISTORY

In February 1999, United Communications Hub, Inc., a California corporation, was formed as a telecommunications company that initially began as a switchless long distance reseller. It was our initial intent to also become a certified local exchange carrier in order to provide a full range of local and long distance vertical services. This was to be the foundation of our electronic distributive concept of the "Digital City" where integrated services could be distributed and billed from digital hubs over fiber and in the future, wireless mediums. The original corporate strategy was to develop or acquire the technologies as well as those products and services necessary to support the "Digital City" concept which would subsequently drive electronic transactions.

In September 2002, we acquired AllCom USA, Inc., a Nevada corporation. AllCom USA had a support infrastructure in place as a switchless reseller of long distance and related services. Because of the FCC changes that allowed the Bell Operating Companies the right to sell Local and long distance services, Allcom was no longer able to compete as a re-seller of only long distance business. Therefore, in September 2005, ALLCOM sold its long distance customer base to Mobile Pro and has discontinued its long distance business.

In September 2003, we formed a new wholly owned subsidiary, eSAFE, Inc, a Nevada corporation, as our financial services arm to provide electronic payments, cash cards and related custom transactional based services to local communities. Pursuant to an asset acquisition agreement, on April 10, 2006, we sold to PSPP Holdings, Inc. substantially all of the assets owned by eSafe, Inc. In connection with the sale of our interests in eSafe Inc., we received approximately 22,890,936 shares of the common stock of PSPP Holdings Inc. and 1,000,000 shares of the Preferred Series A were issued to the Wilcox Family Limited Partnership. In connection with the sale the assets of eSafe, Larry Wilcox, of Chief Executive Officer, is entitled to an employment agreement with PSPP, which has not yet been executed by either Mr. Wilcox or PSPP.

On March 5, 2004, in accordance with an Agreement and Plan of Merger dated May 28, 2003, New ETI, Inc., a California corporation, and a wholly owned subsidiary of Expertise Technology Innovation, Inc., merged with and into United Communications Hub, Inc., a California corporation, with United Communications Hub continuing as the surviving corporation and as our wholly owned subsidiary. We changed our name on June 2, 2004 from Expertise Technology Innovation, Inc. to UC Hub Group, Inc. In connection with the merger, we issued 4,231,292 shares of our Series A preferred stock to the stockholders of United Communications HUB. Each share of our Series A preferred stock entitles the holder to 60 votes on each matter that may come before a meeting of the stockholders. Larry Wilcox,
V. William Thompson, and Michael Sharbrough were elected to our board of directors. Our previous officers and directors resigned. Mr. Wilcox was appointed our president and chief executive officer and chief financial officer.

In July 2004, we acquired the assets and intellectual properties of Govt.com, including the municipal government software called OurTown2. This acquisition helped fill a void for software support in the Digital City vision.

In 2006, we formed Three, Inc. a Nevada corporation.

      On April 3, 2006, the Company moved its corporate offices to 285 East Warm Springs Road, Suite 105 Las Vegas, Nevada 89119, telephone (888) 883-5893

Business

Our overall strategic plan is to develop, add and offer synergistic services that drive electronic distribution to the constituents of a municipality which we call a Digital City. We believe in the evolution from an Internet-based (web centric) environment of today to a wireless technology (more mobile centric) environment in the future. We expect that this convergence of Internet and wireless technologies will provide economies of scale and ease of use that will support transaction-based and usage-based business. Our long-term vision is to support the convergence of biometrics, Internet and wireless technologies (web centric/mobile centric) to enable user-friendly distribution hub for the key infrastructure and key verticals of a digital city. We intend to support this by a usage gateway that facilitates revenue-generating services achieved through industry partnerships and strategic alliances. Our current focus is to service the triple play through our wholly owned subsidiary, THREE Inc., which is a Nevada corporation, and compliment it with our new municipal software.

Three, Inc. is a next generation of digital distribution for the home and mobile markets. Three Inc. currently shares office space with UC Hub. Mr. Wilcox and various consultants perform services for Three Inc. Three was formed to become a database marketing company that will enter the market by leveraging the acquisition and ownership of its databases and sell digital distribution services, including voice, video and data. In 2006, Three Inc. entered into a Directv MDU Key Account Operator Agreement with DirectTV, Inc. DirectTv operates a direct broadcast satellite service through which subscribers are able to receive video, audio, data and other programming distributed by DirectTV via a direct broadcast satellite system. Pursuant to the agreement with DirectTV, Three Inc. will sell and offer DirectTV content to certain multiple dwelling residential units and shall receive revenue for both the initial sign up and the on going monthly revenue per customer. We are currently working on attaining the necessary equipment to distribute DirectTv to the multiple dwelling residential units and have not yet sold any DirectTV content.

OurTown2 is our municipal government software that interfaces customer or citizen with municipal government management software that has been sold and/or licensed to multiple cities throughout the United States. The base software code has been updated and enhanced to include expanded transaction-based services for a municipality to increase revenue while maintaining the audit requirements needed to comply with state and federal funding programs. A companion product helps governments reduce the burden on their 911 call centers by providing online answers to citizens' frequently asked questions. The software can schedule, track, manage, report, query, do costing analysis, budget and allocate resources.

OurTown2 currently has software license and maintenance contracts with 11 cities, including Atlanta, Georgia, with online services available to over one million residents. The 11 cities can now be offered some of our complimentary software services including VoIP, Wi-Fi, payroll and electronic payments. The software helps municipalities manage their city infrastructure and makes the interface with their citizens more responsive and natural.

The software infrastructure is a key element in not only differentiating our offerings, but also providing our customers the ability to adjust to the constant changes in the marketplace. The applications are real-time on-demand applications. Also our intellectual property is a key asset that we expect will create barriers to entry for the competition with respect to development and implementation times for competing software applications.

On September 27, 2006, we acquired the assets of International Wastewater Systems, Inc., which is an operating private water treatment system company ("International Wastewater"), for 1,500,000 restricted shares of our common stock and an additional amount of 1,500,000 restricted shares of our common stock upon hitting certain benchmarks to be agreed upon. Notwithstanding this, in the event the assets of International Wastewater, after acquisition, are sold or made available in some new corporate form, the additional 1,500,000 shares will be deemed earned by the original owners of International Wastewater.

Currently, we have one employee, Larry Wilcox, our Chief Executive Officer and Chief Financial Officer. Mr. Wilcox is also employed by another company and as a result may devote work for us on less than a full-time basis. As we grow, we will need to hire full-time qualified employees. Although we have experienced no work stoppages and believe our relationships with our consultants and employee are good, we could be unsuccessful in attracting and retaining the persons needed. Neither Mr. Wilcox nor our consultants are currently represented by a labor union.

                             DESCRIPTION OF PROPERTY

In April 2006, we moved our corporate offices to 285 East Warm Springs Road, Las Vegas Nevada, Suite 105. We rent on a month to month basis approximately 1200 square feet in Las Vegas, Nevada for 900 dollars a month. We believe that all of our facilities are adequate for current operations for at least the next 12 months. However, we expect that we could locate other suitable facilities at comparable rates, should we need more space.

                                LEGAL PROCEEDINGS

John A. Fee, Travis Horton, Park Cities Dental Associates vs. UC HUB; Case No. RCV093990, In the Superior Court of the State of California, San Bernardino County. Filed on March 21, 2006, the Plaintiff claims his shares should not have been converted and that he didn't get notice of the merger or public hearing. He did not show up at any meetings and it is unclear what the exact basis and nature of his claim is at this point. We intend to defend against this lawsuit vigorously.

LA Commercial Group dba Continental Commercial Group v. Allcom USA, Inc., Case No. RCV 094431, filed on April 5, 2006 in the Rancho Cucamonga Superior Court. The claim involved a demand for past due rent in the amount of $39,033.02 by the previous landlord of our subsidiary, Allcom. A default Judgment was obtained on May 30, 2006. We are currently trying to negotiate a settlement.

We are not engaged in any other material litigation, and we are unaware of any material other claims or complaints that could result in future litigation. We will seek to minimize disputes with our customers but recognize the inevitability of legal action in today's business environment as an unfortunate price of onducting business.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

As October 31, 2006, our directors and executive officers, their ages, positions held, and duration of such, are as follows:

Name                   Position Held with our Company          Age   Position held Since
------------   ---------------------------------------------   ---   -------------------
Larry Wilcox   Chairman, President, Chief Executive Officer,    57           1999
                    Chief Financial Officer and Director

Our executive officers are elected annually by our board of directors.

Business Experience

The following is a brief account of the education and business experience during at least the past five years of each director, executive officer and key employee, indicating the principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Larry Wilcox has experience in creating and developing new business ventures in the entertainment, media and the telecom and computer technology markets. Mr. Wilcox founded United Communications Hub, Inc. in February 1999 and has been our chief executive officer and chairman of the board of directors since inception. From 1999 until the present, Mr. Wilcox's Digital City vision is the map that management believes will enhance the quality and the efficiency of a municipality and eventually a state's key verticals and their respective software solutions with electronic payments. Prior to this time frame, Mr. Wilcox had a successful 20-year career in international television and the entertainment industry.

Committees of the Board

Compensation Committee. Our board of directors has a compensation committee. However, no members to the committee have been appointed and the committee has not been formally organized. The compensation committee will make recommendations to the board of directors concerning salaries and compensation for our executive officers and employees. Our board adopted a written charter for the compensation committee. Since the compensation committee has been formed recently, there have been no meetings held or members appointed at the time of this prospectus.

Audit Committee. Our board of directors has an audit committee which will be directly responsible for the appointment, compensation, and oversight of the work of any registered public accounting firm employed by us (including resolution of disagreements between our management and the auditor regarding financial disclosure) for the purpose of preparing or issuing an audit report or related work. Our board adopted a written charter for the audit committee. The audit committee will review and evaluate our internal control functions. Our board has not yet appointed the members of our audit committee and as a result we do not have a financial expert serving on the audit committee.

The members of the audit committee will be independent as defined under Rule 4200(a)(15) of the NASD's listing standards.

Executive Committee. We do not have an executive committee, although our board of directors is authorized to create one.

COMPENSATION OF DIRECTORS

We do not compensate any of our directors for their services as directors. However, we do reimburse our directors for expenses incurred in attending board meetings.

CODE OF ETHICS

We have adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The code of ethics is designed to deter wrongdoing and to promote:

      o Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

      o Full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us;

      o     Compliance with applicable governmental laws, rules and regulations;

      o The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

      o     Accountability for adherence to the code.

We will provide to any person without charge, upon request, a copy of our code of ethics. Any such request should be directed to our corporate secretary at 285
E. Warm Springs Road, Las Vegas, Nevada 89119.

                             EXECUTIVE COMPENSATION

The following table provides certain summary information concerning the compensation earned by the named executive officers (determined as of the end of the last fiscal year) for services rendered in all capacities to UC Hub Group, Inc. and our subsidiaries for the fiscal years ended July 31, 2006, 2005, and 2004. No other officer had compensation of $100,000 or more for 2006, 2005 and 2004.

The following table provides certain summary information concerning the compensation earned by the named executive officers (determined as of the end of the last fiscal year) for services rendered in all capacities to UC Hub Group, Inc. and our subsidiaries for the fiscal years ended July 31, 2006, 2005, and 2004. No other officer had compensation of $100,000 or more for 2006, 2005, and 2004.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG TERM COMPENSATION
                                                                -----------------------------------
                                                                          AWARDS
                                  ANNUAL COMPENSATION           -------------------------   PAYOUTS
                            ---------------------------------   RESTRICTED    SECURITIES    -------
                                                 OTHER ANNUAL      STOCK      UNDERLYING      LTIP      ALL OTHER
NAME AND PRINCIPAL                       BONUS   COMPENSATION    AWARD(S)    OPTIONS/SARS   PAYOUTS   COMPENSATION
POSITION             YEAR   SALARY ($)    ($)        ($)            ($)           (#)         ($)         ($)
------------------   ----   ----------   -----   ------------   ----------   ------------   -------   ------------
Larry Wilcox (1)     2006    $138,826
                     2005    $138,826      $0       $10,254         $0            $0          $0        $149,080
                     2004    $138,826      $0       $10,254         $0            $0          $0        $149,080

(1) Mr. Wilcox is our Chief Executive Officer, Director and Chief Financial Officer. He signed an employment agreement with us on February 1, 2004 that provides for an annual base salary of $360,000 with discretionary bonuses calculated by our board of directors. This conflicts with the paragraph on employment agreements. Because of cash flow constraints, the Company has not paid Mr. Wilcox his entire salary. As of July 31, 2006, the Company owes Mr. Wilcox $565,679 in unpaid salary.

The compensation program for our executives consists of three key elements:

o     A base salary,

o     A performance bonus, and

o     Periodic grants and/or options of our common stock.

Base Salary. The chief executive officer and all other senior executive officers receive compensation based on such factors as competitive industry salaries, a subjective assessment of the contribution and experience of the officer, and the specific recommendation by the chief executive officer. For fiscal 2006, the following base salary was paid to our executive officers:

Larry Wilcox: $138,826

Performance Bonus. A portion of each officer's total annual compensation is in the form of a bonus. All bonus payments to officers must be approved by the compensation committee based on the individual officer's performance and company performance. For fiscal 2006 no bonus compensation was paid to any of our executive officers.

Stock Incentive. Stock options are granted to executive officers based on their positions and individual performance. Stock options provide incentive for the creation of stockholder value over the long term and aid significantly in the recruitment and retention of executive officers. The compensation committee considers the recommendations of the chief executive officer for stock option grants to executive officers (other than the chief executive officer) and approves, disapproves or modifies such recommendation. For fiscal 2006 no stock option grants where given to any of our executive officers.

OPTION GRANTS IN THE LAST FISCAL YEAR

No options were granted to our executive officers during the year-ended July 31, 2006.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

No options were granted to our executive officers during the year ended July 31, 2006.

                              EMPLOYMENT AGREEMENTS

We have entered into various employment agreements with certain of our officers and affiliated parties, as follows:

o We have entered into an Employment Agreement dated as of February 1, 2002 with Larry Wilcox pursuant to which he will serve as our president and chief executive officer. The term of the agreement is for three years with an automatic extension beginning on the third anniversary of the agreement, and continuing every third anniversary, unless either party notifies the other in writing more than 90 days prior to the extension date that the agreement is no longer to be extended. The agreement provides that Mr. Wilcox may devote time to Wilcox Productions, so long as he continues to completely and adequately perform his duties pursuant to the agreement. Mr. Wilcox will receive a salary of $360,000 per year, plus incentive bonuses and stock options for 1,500,000 shares of our common stock exercisable at $0.16 per share under our 2003 Stock Option Plan. Mr. Wilcox is also subject to a non-competition agreement.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Larry Wilcox, has made a series of loans to the Company and has from time to time waived his salary.

Pursuant to an asset acquisition agreement, on April 10, 2006, we sold to PSPP Holdings, Inc. substantially all of the assets in our wholly owned subsidiary eSafe, Inc., a developer and distributor of bank sponsored debit and payroll cards and related services. In connection with the sale of our interests in eSafe Inc. we received a total 22,890,936 shares of the common stock of PSPP Holdings Inc. and 1,000,000 shares of the Preferred Series A were issued to the Wilcox Family Limited Partnership. Larry Wilcox, our Chief Executive Officer and Chief Financial Officer, is the trustee, custodian or agent for the Wilcox Limited Partnership. In connection with this transaction, the Company, Mr. Wilcox and the Wilcox Limited Family Partnership entered into a voting agreement, which, until the Expiration Date (as defined in the voting agreement) prohibits certain transfers on the sale of the shares of UC Hub owned by Mr. Wilcox and the Wilcox Family Limited Partnership and the shares issued to them in connection with the sale asset sale. The voting agreement also required Mr. Wilcox and the Wilcox Family Partnership to vote to approve the asset acquisition agreement. The obligations of eSafe and UC Hub Group are subject, at their option are subject to the following conditions:

PSPP Holding's having not less than $90,000 in cash available, plus a firm commitment for $100,000 within 30 days after the Closing (as defined in the acquisition agreement); and

PSPP Holding's extending offers to Larry Wilcox, Tom Maher and Robert Van Boerum to join its board of directors and serve on its board for not less than 24 months after Closing and for Larry Wilcox as Chairman/CEO to have appropriate powers and an employment agreement.

The Company currently owes $565,679 to Larry Wilcox, its Chief Executive Officer, for unpaid salary.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of July 31, 2006, information concerning ownership of our securities by:

o Each person who owns beneficially more than five percent of the outstanding shares of our common stock;

o Each person who owns beneficially more than five percent of the outstanding shares of our preferred stock;

o     Each director;

o     Each named executive officer; and

o     All directors and officers as a group.

                                                          COMMON STOCK         PREFERRED STOCK
                                                          BENEFICIALLY          BENEFICIALLY
                                                           OWNED (2)              OWNED (3)
                                                       -----------------   ----------------------
NAME AND ADDRESS OF BENEFICIAL OWNER (1)                NUMBER   PERCENT     NUMBER       PERCENT
----------------------------------------------------   -------   -------   ------------   -------
Larry Wilcox (4) ...................................   793,347     15.5    1,616,944.33     48.9
Beth Herold ........................................       -0-      -0-      912,961.67    27.62
                                                       -------     ----    ------------    -----
All directors and officers as a group (6 persons) ..   793,347     15.5       2,529,906    76.52
                                                       =======     ====    ============    =====

----------
*     Less than one percent.

(1) Unless otherwise indicated, the address for each of these stockholders is c/o HC Hub Group, Inc., 10390 Commerce Center Drive, Suite 250, Rancho Cucamonga, California 91730. Also, unless otherwise indicated, each person named in the table above has the sole voting and investment power with respect to his shares of our common and preferred stock beneficially owned.

(2) Beneficial ownership is determined in accordance with the rules of the SEC.

(3) Assumes that all shares of and the Series A preferred stock have been converted. The percentages of voting power prior to conversion are approximately the same.

(4) Includes 18,971 shares of our common stock and 1,595,277.67 shares of our Series A preferred stock owned by the Wilcox Limited Family Partnership, 21,666.67 shares of Series A preferred stock owned by two minor children of Mr. Wilcox, 187,500 shares of common stock exercisable upon exercise of options that are vested or will vest within 60 days, and 586,876 shares of our common stock owned by Mr. Wilcox's children.

There are no arrangements, known to us, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of UC Hub Group, Inc.

There are no arrangements or understandings among members of both the former and the new control groups and their associates with respect to election of directors or other matters.

                            DESCRIPTION OF SECURITIES

Our authorized capital stock consists 50,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of convertible preferred stock, which do not have a par value. A, and 3,654,932 shares of convertible preferred stock were issued or outstanding.

The following summary of the material provisions of our common stock, series A preferred stock, series B preferred stock, warrants, certificate of incorporation and by-laws is qualified by reference to the provisions of our certificate of incorporation and by-laws and the forms of warrants included as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK

The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Upon our dissolution, liquidation or winding, our assets will be divided pro rata on a share-for-share basis among holders of the shares of Common stock after any required distribution to the holders of the preferred stock. All shares of Common Stock outstanding are fully paid and non-assessable and the shares will, when issued upon payment therefore as contemplated hereby, be fully paid and non-assessable. As of s of July 31, 2006 25,130,753 shares of common stock were issued and outstanding.

PREFERRED STOCK

We are authorized to issue 5,000,000 shares of cumulative preferred stock, no par value per share. The preferred shares are convertible to common stock at a current ratio of 1:3. During the twelve months ended July 31, 2005, the Company converted 197,524 shares of preferred stock outstanding into 592,573 shares (post-split) of common stock.

Series A Convertible Preferred Stock

As of October 31, 2006 we had 4,775,644 shares of its Series A Convertible Preferred Stock issued and outstanding (the "Series A Preferred Stock"), par value $0.001. The Series A Preferred Stock is convertible at the discretion of the holder into our common stock of the Company at the rate of one share of Series A Preferred Stock for three shares of common stock. The number of shares eligible for conversion is limited to 1/12 of the number of shares outstanding per month beginning in March 2004. At July 31, 2004, 615 shares of the Series A Preferred Stock had been converted into 1,844,737 shares (post-split) of common stock, and 3,655 shares of Series A Preferred Stock remained outstanding.

MARKET INFORMATION

Our common stock is quoted on the OTC Bulletin Board under the symbol "UCHB.OB." The market for our common stock is characterized generally by low volume and broad price and volume volatility.

     COMMISSION'S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our by by-laws, provide, that our directors or officers shall be indemnified by us against al expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon him or her in connection with any proceeding to which he or she may be made a party, or in which he or she may become involved, by reason of his being or having been a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of the corporation, partnership, joint venture, trust or enterprise, or any settlement thereof, whether or not he or she is a director, officer, employee or agent at the time such expenses are incurred, except in such cases wherein the director, officer, or employee is adjudged guilty of willful misfeasance or malfeasance in the performance of his or her duties; provided that in the event of a settlement the indemnification herein shall apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Corporation. The Corporation shall provide to any person who is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of the corporation, partnership, joint venture, trust or enterprise, the indemnity against expenses of suit, litigation or other proceedings which is specifically permissible under applicable law. The effect of this provision is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our by-laws are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                              PLAN OF DISTRIBUTION

      The selling stockholder of the common stock and any of their pledges, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

            1 ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

            2 block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

            3 purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

            4 an exchange distribution in accordance with the rules of the applicable exchange;

            5     privately negotiated transactions;

            6 settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

            7 broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

            8 through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

            9     a combination of any such methods of sale; or

            10    any other method permitted pursuant to applicable law.

      The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

      Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

      In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

      The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

      We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

      Because the selling stockholder may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholder.

      We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

      Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

PENNY STOCK

      The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

      1 that a broker or dealer approve a person's account for transactions in penny stocks; and

      2 the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

      1 obtain financial information and investment experience objectives of the person; and

      2 make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

      1 sets forth the basis on which the broker or dealer made the suitability determination; and

      2 that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

      Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

      Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                              SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock. The following table is based on 26,269,679 shares of our common stock which were issued and outstanding as of September 30, 2006.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

                                             Total
                         Total Shares of   Percentage                                                                Percentage
                           Common Stock     of Common      Shares of                                   Beneficial     of Common
                          Issuable Upon      Stock,       Common Stock    Beneficial   Percentage of    Ownership    Stock Owned
                          Conversion of     Assuming      Included in      Ownership    Common Stock    After the       After
                              Notes           Full         Prospectus     Before the    Owned Before    Offering       Offering
         Name            and/or Warrants   Conversion         (1)          Offering*     Offering*         (4)           (4)
----------------------   ---------------   ----------   ---------------   ----------   -------------   ----------    -----------
Crescent International
  Ltd, Ltd. (2)           7,560,0000(3)       22.32%    Up to 7,560,000    1,312,204       4.999%      1,312,204(5)     4.99%
                                                        shares of
                                                        common stock

* These columns represent the aggregate maximum number and percentage of shares that the selling stockholders can own at one time (and therefore, offer for resale at any one time) due to their 4.99% limitation.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the secured convertible notes is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) Pursuant to the registration rights agreement (as amended) between us and the selling stockholder, we are required to include in this prospectus 100% of the common stock (i) underlying the Original Issue Discount Self-Liquidating Convertible Debenture. The Selling Stockholder may not to convert the Debenture or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise exceeds 4.99% of the then issued and outstanding shares of common stock. This limitation may be waived by the holder of the Debenture or warrants upon not less than 61 days' prior notice to the Company, to change the beneficial ownership limitation to 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this note or the exercise of the warrants. Upon such a change by a Holder of the Beneficial Ownership Limitation from such 4.99% limitation to such 9.99% limitation, the beneficial ownership limitation may not be further waived by the holder of the notes or warrants. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the secured convertible notes and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2) Maxi Brezzi and Bachir Taleb-Ibrahimi, in their capacity as managers of Cantara (Switzerland) SA, the investment advisor to Crescent International Ltd. have voting control and investment discretion over the shares owned by Crescent International Ltd. Messrs. Brezzi and Taleb-Ibrahimi disclaim beneficial ownership of such shares.

(3) Includes (i) 7,560,000 shares of common stock issuable upon conversion of an Original Issue Discount Self-Liquidating Convertible Debenture.

(4) Assumes that all securities registered will be sold.

(5) In connection with the sale of the Debenture, the selling shareholder was also issued a warrant to purchase (i) 7,560,000 shares of our commons stock at $.075 per share and (ii) 7,560,000 shares of our common stock at $.05 per share. This amount only includes shares issuable upon the exercise of warrants to purchase up to 4.99% of our issued and outstanding shares of common stock.

TERMS OF ORIGINAL ISSUE DISCOUNT SELF-LIQUIDATING CONVERTIBLE DEBENTURE AND THE WARRANTS

Pursuant to a Securities Purchase Agreement, dated as of June 6, 2006 (the "Securities Purchase Agreement"), we sold an Original Issue Discount Self Convertible Debenture* having a principal amount of $378,000 to an accredited investor (the "Debenture").

The Self-Liquidating Convertible Debenture was sold for $350,000. Except to pay off certain liabilities of the Company totaling approximately $327,000, the proceeds of the offering will be used for working capital purposes.

The Debenture does not bear interest. The principal sum of the Debenture must be paid by June 7, 2008 and is convertible into 7,560,000 shares of the Company's common stock, at the Purchasers' option, at a conversion price equal to $0.05 per share (subject to adjustment as provided in the Debenture). On the fist of each month commencing on the first date following the earlier of (a) 30 calendar days following the Effective Date and (b) 180 Calendar days following the Closing Date (as defined in the Securities Purchase Agreement) and terminating upon the full redemption of the Debenture, the Company shall redeem an amount equal to the sum of $21,000 in principal amount of the Debenture and all liquidated damages and other amounts owed to the holder of the Debenture. The full principal amount of the Self-Liquidating Convertible Debenture is due upon a default under the terms of the Debenture.

An event of default under the Debenture occurs if:

(i) any default in the payment of (A) the principal amount of Debenture or (B) liquidated damages and other amounts owing to a Holder on any Debenture, as and when the same shall become due and payable (whether on a Conversion Date or the Maturity Date or by acceleration or otherwise) which default, solely in the case of clause (B) above, is not cured within 3 Trading Days;

(ii) we fail to observe or perform any other covenant or agreement contained in the Self-Liquidating Convertible Debenture (other than a breach by us of our obligations to deliver shares of Common Stock to the Holder upon conversion, which breach is addressed in clause (xi) below) which failure is not cured, if possible to cure, within the earlier to occur of (A) 5 Trading Days after notice of such failure sent by the Holder or by any other Holder and (B) 10 Trading Days after the we have become or should have become aware of such failure;

(iii) a default or event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur under
(A) any of the Transaction Documents or (B) any other material agreement, lease, document or instrument to which we or any Subsidiary is obligated (and not covered by clause (vi) below);

(iv) any representation or warranty made in the Self-Liquidating Debenture, or any other transaction document executed in connection with such Debenture, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holder or any other Holder shall be untrue or incorrect in any material respect as of the date when made or deemed made;

(v) if we or any Significant Subsidiary shall be subject to a Bankruptcy Event;

(vi) if we or any Subsidiary shall default on any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that (a) involves an obligation greater than $150,000, whether such indebtedness now exists or shall hereafter be created, and (b) results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

(vii) if our Common Stock shall not be eligible for listing or quotation for trading on a Trading Market and shall not be eligible to resume listing or quotation for trading thereon within 5 Trading Days;

(viii) if we shall be a party to any Change of Control Transaction or Fundamental Transaction or shall agree to sell or dispose of all or in excess of 33% of its assets in one transaction or a series of related transactions (whether or not such sale would constitute a Change of Control Transaction;

(ix) a Registration Statement shall not have been declared effective by the Commission on or prior to the 210th calendar day after the Closing Date;

(x) if, during the Effectiveness Period (as defined in the Registration Rights Agreement), either (a) the effectiveness of the Registration Statement lapses for any reason or (b) the Holder shall not be permitted to resell Registrable Securities (as defined in the Registration Rights Agreement) under the Registration Statement for a period of more than 20 consecutive Trading Days or 30 non-consecutive Trading Days during any 12 month period; provided, however, that if the we are negotiating a merger, consolidation, acquisition or sale of all or substantially all of its assets or a similar transaction and, in the written opinion of counsel to us, the Registration Statement would be required to be amended to include information concerning such pending transaction(s) or the parties thereto which information is not available or may not be publicly disclosed at the time, we shall be permitted an additional 10 consecutive Trading Days during any 12 month period pursuant to this provision;

(xi) we fail for any reason to deliver certificates to a Holder prior to the fifth Trading Day after a Conversion Date pursuant to Section 4(d) or we shall provide at any time notice to the Holder, including by way of public announcement, of our intention to not honor requests for conversions of any Debentures in accordance with the terms hereof; or

(xii) any monetary judgment, writ or similar final process shall be entered or filed against us, any Subsidiary or any of their respective property or other assets for more than $50,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of 45 calendar days.

If any Event of Default occurs, the outstanding principal amount of the Debenture, plus liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder's election, immediately due and payable in cash at the Mandatory Default Amount. Commencing 5 days after the occurrence of any Event of Default that results in the eventual acceleration of the Debenture, a late fee on the Debenture shall accrue at a rate equal to the lesser of 18% per annum or the maximum rate permitted under applicable law. In connection with such acceleration described herein, the Holder need not provide, and we waived, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law.

* Any term capitalized herein but not defined shall have the meaning given to it in the Original Issue Discount Self-Liquidating Debenture.

In connection with the sale of the Debenture, we also issued (i) a warrant to purchase 7,560,000 shares of our common stock at a purchase price of $.075 per share, subject to adjustment as provided for in the warrant and a term of exercise beginning on June 7, 2006 (the "Initial Exercise Date") and terminating (as the result of an amendment to the warrant agreement) on the third anniversary of the Initial Exercise Date and (ii) a warrant to purchase 7,560,000 shares of the our common stock at a purchase price of $.05 per share, subject to adjustment as provided in the warrant, and a term commencing on Initial Exercise Date and terminating on the earlier of (a) 180 days following the date the initial Registration Statement filed by the Company pursuant to the Registration Rights Agreement executed in connection with the execution of the Securities Purchase Agreement is declared effective by the Securities and Exchange Commission and (b) the second anniversary of the Initial Exercise Date. The warrants are exercisable on a cashless basis if at any time after one year from the date of issuance of the warrant there is no effective registration statement registering or no current prospectus available for, the resale of the shares of common stock underlying the warrant. Additionally, on the last day the warrant is exercisable, it shall be automatically exercised via cashless exercise. In the event the warrants are exercised for cash, we will receive the amount of the exercise price paid by the warrant holder and the proceeds from such sale will be used for working capital purposes.

In addition, the conversion price of the Debenture and the exercise price of the warrants may be adjusted in certain circumstances such as if we pay a stock dividend, subdivides or combines outstanding shares of common stock into a greater or lesser number of shares, or takes such other actions as would otherwise result in dilution of the selling stockholder's position.

Pursuant to the registration rights agreement between us and the selling shareholder, we were to have filed a to file a registration statement with the Securities and Exchange Commission by July 7, 2006. Pursuant to an amendment to an agreement between us and the selling shareholder, the registration rights agreement between us and the selling shareholder was amended to provide that the initial registration statement filed by us in connection with the sale of the Debenture to the selling shareholder shall only include the include 7,560,000 shares issuable upon conversion of the Debenture and we must, no later than 30 days after the registration statement filed to register the shares of our common stock that are issuable upon conversion of the Debenture is declared effective by the Securities and Exchange Commission, file a registration statement to register the shares issuable upon exercise of the warrants.

The holder of the Debenture and the warrants may not to convert the Debenture or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise exceeds 4.99% of the then issued and outstanding shares of common stock. This limitation may be waived by the holder of the Debenture or warrants upon not less than 61 days' prior notice to us, to change the beneficial ownership limitation to 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this note or the exercise of the warrants. Upon such a change by a Holder of the Beneficial Ownership Limitation from such 4.99% limitation to such 9.99% limitation, the beneficial ownership limitation may not be further waived by the holder of the notes or warrants.

We claim an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Act") for the private placement of these securities pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder since, among other things, the transaction did not involve a public offering, the Purchasers were accredited Purchasers and/or qualified institutional buyers, the Purchasers had access to information about us and their investment, the Purchasers took the securities for investment and not resale, and we took appropriate measures to restrict the transfer of the securities.

A complete copy of the Securities Purchase Agreement and related documents are incorporated by reference as exhibits to our Form SB-2 registration statement relating to this prospectus.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

EXPERTS

Our consolidated financial statements as of July 31, 2006 and 2005 included in this prospectus have been audited by Lawrence Scharfman CPA P.A., certified public accountants, have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                              AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of UC Hub Group Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street N.E. Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street N.E. Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS
                               UC HUB GROUP, INC.

Consolidated Balance Sheet as of July 31, 2006                             F - 3
Consolidated Statement of Losses
  for the Years Ended July 31, 2006 and 2005                               F - 4
Consolidated Statement of Deficiency in Stockholders' Equity
  for the Two Years Ended July 31, 2006                                    F - 5
Consolidated Statements of Cash Flows
  for the Years Ended July 31, 2006 and 2005                               F - 8
Notes to Consolidated Financial Statements                       F - 9 to F - 25

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
UC Hub Group, Inc. and Subsidiaries Rancho Cucamonga, California

We have audited the accompanying consolidated balance sheet of UC Hub Group Inc as of July 31, 2006 and the related statements of losses, deficiency in stockholders equity and cash flows for the year ended July 31,2006. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States of America) Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position OF UC Hub Group Inc. as at July 31, 2006 and the consolidated results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the company will continue as a going concern. As discussed in Note B to the accompanying financial statements, the Company has suffered recurring losses from operations. This raises substantial doubt about the company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                        /s/ Lawrence Scharfman
                                        ----------------------------------------
                                        LAWRENCE SCHARFMAN CPAPA
                                        CERTIFIED PUBLIC ACCOUNTANTS

BOYNTON BEACH FLORIDA
NOVEMBER 13, 2006

                                     MEMBER:
  AMERICAN INSTITUTE CERTIFIED PUBLIC ACCOUNTANTS * FLORIDA INSTITUTE CERTIFIED
                               PUBLIC ACCOUNTANTS

                       - LICENSED IN FLORIDA & NEW YORK -

                               UC HUB GROUP, INC.
                           Consolidated Balance Sheet

                                                                               July 31,
                                                                                 2006
                                                                             ------------
                                     ASSETS
CURRENT ASSETS
  Cash and cash equivalents                                                  $    143,793
  Accounts Receivable, net of allowance of $74,042                                323,543
  Other current assets                                                            956,244
                                                                             ------------
Total current assets                                                            1,423,580
Property and equipment, net of accumulated
  depreciation of $49,934                                                          28,658
                                                                             ------------
Total assets                                                                    1,452,238
                                                                             ============
                     LIABILITIES AND STOCKHOLDERS' (DEFICIT)
CURRENT LIABILITIES
  Accounts payable and accrued expenses                                         2,257,586
                                                                             ------------
    Total current liabilities                                                   2,257,586
  Long term payables                                                              354,965
                                                                             ------------
Total Liabilities                                                               2,612,551
Stockholders' (deficit)
Convertible Preferred stock, 5,000,000 shares authorized, no par value per
  share; 3,654,932 shares issued and outstanding at July 31, 2006                   2,704
  Common stock, no par value 50,000,000 shares
    authorized, 25,130,753 shares issued and outstanding at July 31, 2006          25,131
  Stock subscription receivable                                                    18,900
  Deferred Compensation                                                          (146,137)
  Common Stock Issued in Advance                                                     (435)
  Additional paid-in capital                                                   15,910,635
  Accumulated (deficit)                                                       (16,963,111)
                                                                             ------------
    Total stockholder's (deficit)                                              (1,160,313)
                                                                             ------------
Total liabilities and stockholders' (deficit)                                   1,452,238
                                                                             ============

The accompanying notes are an integral part of these financial statements.

See accompanying notes to financial statements

                               UC HUB GROUP, INC.
                        Consolidated Statement of Losses
                   For the Years Ended July 31, 2005 and 2006

                                                    2005          2006
                                                -----------   -----------
Revenues                                        $ 2,967,949   $   306,480
Cost of Sales                                     2,129,222       370,198
                                                -----------   -----------
Gross Profit                                        838,727       (63,718)
Selling, general, and administrative expenses     1,874,303       669,782
Acquisition costs
                                                -----------   -----------
Total operating expenses                          1,874,303       669,782
                                                -----------   -----------
Losses from operations                           (1,035,576)     (733,204)
Other income (expense):
  Interest income (expense)                               0           296
                                                -----------   -----------
  Income (loss) before income taxes              (1,035,576)     (733,204)
  Income tax benefit                                     --            --
                                                -----------   -----------
  Net Loss                                      $(1,035,576)  $  (733,204)
                                                ===========   ===========
NET LOSS PER COMMON SHARE
  Profit (Loss) from operations
  Loss from discontinued operations
  Net loss                                      $     (0.24)  $     (0.03)
                                                ===========   ===========
PER SHARE INFORMATION -
  BASIC AND FULLY DILUTED
  Weighted average shares outstanding             4,312,690    22,923,990
                                                ===========   ===========

The accompanying notes are an integral part of these financial statements.

See accompanying notes to financial statements

                                  UC HUB GROUP
                  CONSOLIDATED STATEMENT OF STOCKHOLDERS'EQUITY
      FOR THE PERIOD FEBRUARY 22, 1999 (DATE OF INCEPTION)TO JULY 31, 2006

                                                         COMMON STOCK              PREFERRED STOCK        PREFERRED STOCK
                                                          UC HUB INC                 UC HUB INC             UCHUB GROUP
                                                  --------------------------   ----------------------   ------------------
                                                     SHARES        AMOUNT        SHARES       AMOUNT      SHARES    AMOUNT
                                                  -----------   ------------   ----------   ---------   ---------   ------
Balance at July 31, 2002                            7,518,156   $  8,064,275    2,561,864   $ 820,000          --   $   --
  Common stock issued pursuant to a private
    placement in Aug 2002 at $1.92 per share
    (post-split)                                       10,417         20,000           --          --          --       --

  Common stock issued pursuant to a private
    placement in Aug 2002 at $1.60 per share
    (post-split)                                       15,625         25,000           --          --          --       --

  Common stock issued pursuant to a private
    placement in Sep 2002 at $1.60 per share
    (post-split)                                       10,000         16,000           --          --          --       --

  Common stock issued pursuant to a private
    placement in Oct 2002 at $1.60 per share
    (post-split)                                        1,250          2,000           --          --          --       --

  Common stock issued pursuant to a private
    placement in Nov 2002 at $0.16 per share
    (post-split)                                      187,500         30,000           --          --          --       --

  Common stock issued for services rendered
    in Nov 2002 at 1.60 per share (post-split)          2,500          4,000           --          --          --       --

  Common stock issued pursuant to a private
    placement in Nov 2002 at $1.60 per share
    (post-split)                                        3,125          5,000           --          --          --       --

  Common stock issued pursuant to a private
    placement in Dec 2002 at $0.16 per share
    (post-split)                                      672,500        107,600           --          --          --       --

  Common stock issued for services rendered
    in Dec 2002 at 1.60 per share (post-split)        100,000        160,000           --          --          --       --

  Common stock issued pursuant to a private
    placement in Jan 2003 at $0.16 per share
    (post-split)                                       62,500         10,000           --          --          --       --

  Common stock issuance to present
    acquisition of asset for July 2002 at $1.60
    per share (post-split)                            250,000        400,000           --          --          --       --

  Retired AllCom USA stock                               (250)          (400)
    Common stock issued pursuant to a private
      placement in Mar 2003 at $0.16 per share
      (post-split)                                     43,750          7,000           --          --          --       --

  Common stock issued for services rendered
    in Jun 2003 at 1.60 per share (post-split)         93,750        150,000           --          --          --       --

  Common stock issued for extinghushment of
    debt in Jun 2003 at $1.60 per share (post-
    split)                                             21,875         35,000           --          --          --       --

  Common stock subscribed to through July
    2003 at $8.00 per share (post-split)                   --             --           --          --          --       --

  Common stock subscribed to in return for
    accrued interest at July 31, 2003                      --             --           --          --          --       --

  Common stock subscribed to in return for
    convertible notes at July 31, 2003                     --             --           --          --          --       --

  Net (Loss)                                               --             --           --          --          --       --

                                                  -----------   ------------   ----------   ---------   ---------   ------
Balance at July 31, 2003                            8,992,698      9,035,475    2,561,864     820,000          --       --
  Conversion of 2,561,864 shares Preferred
    Stock to 1,710,760 shares (post-split)
    common stock                                    1,710,760        820,000   (2,561,864)   (820,000)

  Common stock  issued (post-split),
    previously subscribed                           1,727,524      2,077,839

  Common stock at $8.00 per share (post-
    split), previously subscribed                      27,613        220,900

  Common stock issued at $4.00 per share
    (post-split) in settlement of short-term
    note payable (prior year)                           3,750         15,000

  Issuance of Common Stock for services
    rendered in 4th Quarter at $0.80 share
    (post-split)                                        7,500          6,000

  Issuance of Common Stock for services
    rendered in 4th Quarter at $0.80 share
    (post-split)                                        1,875          1,500

  Conversion of $200,000 loan from Peter
    Coors  $0.625 per share (post-split)              125,000        200,000

  Common stock issued in settlement of TMG
    Debt on May 17, 2004 at $1.31 per share
    (post-split)                                      125,000        164,790

  UC Hub shares exchanged for UC Hub
    Group (ETIX) shares at a ratio of
    8:1 X 1 2/3                                   (12,721,719)   (12,541,504)                           4,269,844    4,270

  Retained ETIX shares acquired                            --

  Conversion of ETIX Preferred Shares to
    UCHub Group, Inc. Common shares @ 3 *1
    ratio                                                  --                                            (614,912)    (615)

  Issuance of 250,000 shares of common
    stock for asset acquisition at $1.00 per
    share in April, 2004                                   --

  140,000 shares of common stock sold for
    cash at $0.43 per share in June, 2004, not
    yet issued                                             --

  80,000 shares of common stock for cash at
    $0.50 per share in May, 2004, not yet
    issued                                                 --

  Issuance of 10,000 shares of Common
    Stock subscribed at $1.00 per share, not yet paid

Net Loss                                                   --             --           --          --          --       --
Balance at July 31, 2004                                   --   $         --           --   $      --   3,654,932    3,655
                                                  ===========   ============   ==========   =========   =========   ======

                                                        COMMON STOCK         ADDITI-
                                                        UC HUB GROUP          ONAL                        ACCUM-
                                                    --------------------     PAID IN       CAPITAL        ULATED
                                                      SHARES      AMOUNT     CAPITAL      SUBSCRIBED      DEFICIT        TOTAL
                                                    ----------   -------   -----------   -----------   ------------   -----------
Balance at July 31, 2002                                    --   $    --   $        --   $   199,900   $(12,532,835)  $(3,448,659)
  Common stock issued pursuant to a private
    placement in Aug 2002 at $1.92 per share
    (post-split)                                            --        --            --            --             --        20,000
  Common stock issued pursuant to a private
    placement in Aug 2002 at $1.60 per share
    (post-split)                                            --        --            --            --             --        25,000
  Common stock issued pursuant to a private
    placement in Sep 2002 at $1.60 per share
    (post-split)                                            --        --            --            --             --        16,000
  Common stock issued pursuant to a private
    placement in Oct 2002 at $1.60 per share
    (post-split)                                            --        --            --            --             --         2,000
  Common stock issued pursuant to a private
    placement in Nov 2002 at $0.16 per share
    (post-split)                                            --        --            --            --             --        30,000
  Common stock issued for services rendered
    in Nov 2002 at 1.60 per share (post-split)              --        --            --            --             --         4,000
  Common stock issued pursuant to a private
    placement in Nov 2002 at $1.60 per share
    (post-split)                                            --        --            --            --             --         5,000
  Common stock issued pursuant to a private
    placement in Dec 2002 at $0.16 per share
    (post-split)                                            --        --            --            --             --       107,600
  Common stock issued for services rendered
    in Dec 2002 at 1.60 per share (post-split)              --        --            --            --             --       160,000
  Common stock issued pursuant to a private
    placement in Jan 2003 at $0.16 per share
    (post-split)                                            --        --            --            --             --        10,000
  Common stock issuance to present
    acquisition of asset for July 2002 at $1.60
    per share (post-split)                                  --        --            --            --             --       400,000
  Retired AllCom USA stock                                                                                                   (400)
  Common stock issued pursuant to a private
    placement in Mar 2003 at $0.16 per share
    (post-split)                                            --        --            --            --             --         7,000
  Common stock issued for services rendered
    in Jun 2003 at 1.60 per share (post-split)              --        --            --            --             --       150,000
  Common stock issued for extinguishment of
    debt in Jun 2003 at $1.60 per share (post-
    split)                                                  --        --            --            --             --        35,000
  Common stock subscribed to through July
    2003 at $8.00 per share (post-split)                    --        --            --        21,000             --        21,000
  Common stock subscribed to in return for
    accrued interest at July 31, 2003                       --        --            --       200,771             --       200,771
  Common stock subscribed to in return for
    convertible notes at July 31, 2003                      --        --            --     1,783,501             --     1,783,501
  Net (Loss)                                                --        --            --            --     (1,925,197)   (1,925,197)
                                                    ----------   -------   -----------   -----------   ------------   -----------
Balance at July 31, 2003                                    --        --            --     2,205,172    (14,458,032)   (2,397,384)
  Conversion of 2,561,864 shares Preferred
    Stock to 1,710,760 shares (post-split)
    common stock                                                                                                               --
  Common stock issued (post-split),
    previously subscribed                                                                 (1,984,272)                      93,566
  Common stock at $8.00 per share (post-
    split), previously subscribed                                                           (220,900)                          --
  Common stock issued at $4.00 per share
  (post-split) in settlement of short-term note
    payable (prior year)                                                                                                   15,000
  Issuance of Common Stock for services
    rendered in 4th Quarter at $0.80 share
    (post-split)                                                                                                            6,000
  Issuance of Common Stock for services
    rendered in 4th Quarter at $0.80 share
    (post-split)                                                                                                            1,500
  Conversion of $200,000 loan from Peter
    Coors  $0.625 per share (post-split)                                                                                  200,000
  Common stock issued in settlement of TMG
  Debt on May 17, 2004 at $1.31 per share
    (post-split)                                                                                                          164,790
  UC Hub shares exchanged for UC Hub
    Group (ETIX) shares at a ratio of 8:1 X 1 2/3                           12,607,484                                     70,250
  Retained ETIX shares acquired                      1,987,734     1,988       793,106                                    795,094
  Conversion of ETIX Preferred Shares to
    UCHub Group, Inc. Common shares @ 3 *1
    ratio                                            1,844,737     1,845        (1,230)                                        --
  Issuance of 250,000 shares of common
    stock for asset acquisition at $1.00 per
    share in April, 2004                               250,000       250       249,750                                    250,000
  140,000 shares of common stock sold for
    cash at $0.43 per share in June, 2004, not
    yet issued                                         140,000       140        59,860                                     60,000
  80,000 shares of common stock for cash at
    $0.50 per share in May, 2004, not yet issued        80,000        80        39,920                                     40,000
  Issuance of 10,000 shares of Common
    Stock subscribed at $1.00 per share, not yet
    paid                                                10,000        10         9,990       (10,000)                          --
Net Loss                                                    --        --            --            --       (748,398)     (748,398)
                                                    ----------   -------   -----------   -----------   ------------   -----------
Balance at July 31, 2004                             4,312,471     4,313    13,758,880       (10,000)   (15,206,430)   (1,449,582)
                                                    ==========   =======   ===========   ===========   ============   ===========
Shown In Prior Filings                               9,674,139     9,674     8,027,975        28,000     (1,935,137)     (723,305)
Balance at April 30, 2005                           13,986,610    13,587    14,786,855        13,950    (17,137,353)   (2,168,673)
Net Income                                                                                                  577,935       577,505
Conversion Preferred to Common                         592,573       592                                                      395
Adjust
Issuance Common Stock                                2,339,149     2,339                                                    2,931

                                UC Hub Group, Inc
                  Addendum to Consolidated Stockholder's Equity
            For The Period Feb 22, 1999 (Inception) to July 31, 2005

Preferred Common Stock

                     Preferred Stock      Common Stock
                    -----------------  ------------------                          Accum     Common  Deferred
                      Shares   Amount    Shares    Amount    Capital     APIC     Deficit     Stock    Comp        Total
                    ---------  ------  ----------  ------  ----------  -------  -----------  ------  --------  ------------
7/31/2004           3,884,932   3,655   4,312,471   4,313   3,758,880  (10,000) (15,944,216)                     (1,445,368)
7/1/04-8/1/05        (954,081)   (754)  9,674,139   9,674   1,027,975   28,900     (193,137)  (435)  (146,137)     (869,777)
                    ---------   -----  ----------  ------  ----------  -------  -----------   ----   --------  ------------
4/30/2005           2,930,851   2,901  13,986,610  13,987   4,786,855   18,900  (16,137,353)  (435)  (146,137)   (2,315,145)
Net Income                                                                          577,935                         677,935
  Conversion (Pref
  to Common)         (197,524)   (197)    592,573     592                               395                             395
Adjust
  Issuance
  Common Stock                          2,339,149   2,339                                                             2,339
                    ---------   -----  ----------  ------  ----------  -------  -----------   ----   --------  ------------
7/31/05 Balance     2,733,327   2,704  16,918,332  16,918   4,786,855   18,900  (15,559,023)  (435)  (146,137)   (1,634,476)

2,225,187 shares of common stock issued in sale of AllCom USA in September 2005   2,225,187   0

3,747,417 shares of common stock issued for debt paydown in December 2005         3,747,417   0

1,639,817 shares were sold for services in the third quarter at an average price of $0.08 per share   1,639,817   130,951

600,000 shares of common stock were issued in the fourth quarter for services for $0.02 per share       600,000    12,000
                    ---------   -----  ----------  ------  ----------  -------  -----------   ----   --------  ------------
7/31/06 Balance     3,654,932   2,704  25,130,753  25,131  15,910,838   18,900  (16,963,111)    (0)        (0) (1,1,160,313)

                 See accompanying notes to financial statements

                         UNITED COMMUNICATIONS HUB, INC.
                      Consolidated Statements of Cash Flows

                                                                       For the Years
                                                                       Ended July 31,
                                                                 -------------------------
                                                                     2005          2006
                                                                 -----------   -----------
OPERATING ACTIVITIES
    Net (loss)                                                   $(1,352,989)  $  (733,204)
    Adjustments to reconcile net (loss) to net cash
     (used in) operating activities:
      Depreciation                                                     9,071         9,071
    Changes in:
      Accounts receivable                                            (41,547)     (184,539)
      Other current assets                                            (5,592)   (1,161,139)
      Accounts Payable                                                     0       247,361
                                                                 -----------   -----------
        Net cash (used in) operating activities                     (420,706)   (1,666,982)
                                                                 -----------   -----------
FINANCING ACTIVITIES
  Proceeds from stock subscription receivable                         21,000             0
  Proceeds from sale of common stock, net                            222,600     1,123,993
  Proceeds from convertible loan, net                                530,000       304,965
  Proceeds from notes payable, net                                       536       329,511
                                                                 -----------   -----------
        Net cash provided by financing activities                    419,619     1,758,469
                                                                 -----------   -----------
          Net increase (decrease) in cash                             (1,066)      100,559
CASH AT BEGINNING OF YEAR                                             44,320        43,234
                                                                 -----------   -----------
CASH AT END OF YEAR                                              $    (5,827)  $   143,793
                                                                 ===========   ===========
SUPPLEMENTAL CASH FLOWS INFORMATION:
  Cash for paid for:
    Interest                                                     $        --
                                                                 ===========
    Income taxes                                                 $        --
                                                                 ===========
SUPPLEMENTAL DISCLOSURE OF
 NON-CASH INVESTING AND FINANCING ACTIVITIES
  Conversion of preferred stock to common stock                  $        --
                                                                 ===========
  Issuance of common stock previously subscribed                 $        --
                                                                 ===========
  Issuance of common stock previously subscribed                 $        --
                                                                 ===========
  Note payable converted to common stock                         $        --
                                                                 ===========
  Conversion of note payable to common stock                     $        --
  Converson of note payable to common stock                      $        --
                                                                 ===========
  Conversion of preferred stock to common stock                  $        --
                                                                 -----------
  Gain on settlement of lawsuit                                  $        --
  Acquisitions:
  Common stock issued                                                     --   $        --
  Note payable issued                                                     --
  Loss recognized on acquisitions                                         --            --
                                                                 -----------   -----------
  Net assets acquired                                            $        --   $
                                                                 ===========   ===========
  Common stock issued for services                                             $        --
                                                                               ===========
  Common stock issued for interest payable                                     $        --
                                                                               ===========
  Notes payable and accrued interest converted to common stock                 $        --
                                                                               ===========

                 See accompanying notes to financial statements

                               UC HUB GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JULY 31, 2006 AND 2005

NOTE A - SUMMARY OF ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

BUSINESS AND BASIS OF PRESENTATION

UCHub Group Inc. ("Company" or "UC Hub") was formed on February 22, 1999 under the laws of the State of California.

The consolidated financial statements include the accounts of the Company, and its wholly-owned subsidiaries, AllCom USA, Inc through the end of 2005 and eSAFE, Inc. through its sale to PSPP Holdings, Ltd. Significant inter-company transactions have been eliminated in consolidation.

UC Hub is a communications software development and distribution company with primary interests in digital communications and digitally based products and services necessary to support the corporate vision of the "Digital City." During the year ending July 31, 2004, we had two wholly owned subsidiaries and a software division:

o AllCom USA, Inc., a licensed and web centric telecommunications services provider with Wi-Fi and VoIP offerings, a wholly owned subsidiary;

o eSAFE, Inc., a developer and distributor of bank sponsored debit and payroll cards and related services, a wholly owned subsidiary; and

o OurTown2, a municipal government software application designed to manage the interface between a municipal government and its constituents or e-citizens.

LIQUIDITY

As shown in the accompanying financial statements, the Company incurred a net loss of $612,795 and $1,035,576 during the twelve months ended July 31, 2006 and 2005, respectively. The Company's current liabilities exceeded its current assets by $2,096,646 as of July 31, 2006 (see Note B).

ESTIMATES

The preparation of the financial statement in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

REVENUE RECOGNITION

The Company engages as a reseller of telephony services whereby the Company resells services by a telecommunications provider. Revenues are recognized when the contracted minutes are activated by the customer. The provider collects the billings and allots the Company's share onto a lock-box.

The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 requires that four basic criteria must be met before revenue can be recognized :(1) persuasive evidence of an arrangement exists; (2) delivery has occurred;
(3) the selling price is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectibility of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded.

On December 17, 2003, the SEC staff released Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition. The staff updated and revised the existing revenue recognition in Topic 13, Revenue Recognition, to make its interpretive guidance consistent with current accounting guidance, principally EITF Issue No. 00-21, "Revenue Arrangements with Multiple Deliverables." Also, SAB 104 incorporates portions of the Revenue Recognition in Financial Statements - Frequently Asked Questions and Answers document that the SEC staff considered relevant and rescinds the remainder. The company's revenue recognition policies are consistent with this guidance; therefore, this guidance will not have an immediate impact on the company's consolidated financial statements.

CASH EQUIVALENTS

The Company considers cash on hand, deposits in banks, and short-term investments purchased with an original maturity date of three months or less to be cash and cash equivalents. The carrying amounts reflected in the balance sheets for cash and cash equivalents approximate the fair values due to short maturities of these instruments.

INCOME TAXES

The Company has adopted Financial Accounting Standard No. 109 (SFAS 109) which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.

RECLASSIFICATIONS

Certain reclassifications have been made in prior years' financial statements to conform to classifications used in the current year.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using straight-line methods over the estimated useful lives of the assets, principally three to five years, or the term of the lease, if shorter, for leasehold improvements.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company has adopted Statement of Financial Accounting Standards No. 144 (SFAS 144). The Statement requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period. The Company evaluates the recoverability of long-lived assets based upon forecasted undercounted cash flows. Should impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. SFAS No. 144 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell.

In October 2002, the Company completed the Capital Stock Exchange whereby the Company acquired 100% of the outstanding common stock of AllCom USA Inc. in exchange for 400,000 shares of the Company's common stock. This stock was valued at a total of $400,000 based upon the average price of the underlying shares of common stock for the ten business days immediately preceding the acquisitions. The difference between the book value of $400 and the $400,000 value assigned to the common shares, or $399,600, was charged to operations during the year ended July 31, 2003.

In March 2004, the Company completed acquisition of various assets of Govt.com in exchange for 250,000 shares of the Company's common stock and a note in the amount of $25,000. This stock was valued at a total of $250,000 based upon the price on the day of the acquisition. The total value of the acquisition, or $275,000, was charged to operations during the year ended July 31, 2004.

In March 2004, the Company completed an Agreement and Plan of Merger (the "Merger"; see Note C) whereby the Company merged with United Communications Hub, Inc. Effective with the Merger, all previously outstanding common stock owned by UCI's stockholders was exchanged for an aggregate of 4,269,844 shares newly issued Series-A Preferred Stock of the Company. Each share of the Series-A Preferred Stock is exchangeable for three shares of the common stock of the Company. For accounting purposes, the Merger was accounted for as a "reverse acquisition", and UCI is the surviving entity. The Merger was valued at the market value of the 1,987,734 shares of Common Stock outstanding at the time of the Merger, or $865,164. This amount was charged to operations during the year ended July 31, 2004.

COMPREHENSIVE INCOME

Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income," establishes standards for reporting and displaying of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company does not have any items of comprehensive income in any of the periods presented.

SEGMENT INFORMATION

The Company adopted Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions how to allocate resources and assess performance. The information disclosed herein, materially represents all of the financial information related to the Company's principal operating segment.

NET LOSS PER SHARE

The Company has adopted Statement of Financial Accounting Standard No. 128, "Earnings Per Share," specifying the computation, presentation and disclosure requirements of earnings per share information. Basic earnings per share have been calculated based upon the weighted average number of common shares outstanding. Stock options and warrants have been excluded as common stock equivalents in the diluted earnings per share because they are either anti-dilutive, or their effect is not material.

STOCK BASED COMPENSATION

The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees", and related interpretations, in accounting for its stock option plans. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation", established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No.123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123 which are included in Note 17. The Company has also adopted the annual disclosure provisions of SFAS No. 148 in its financial reports for the year ended July 31, 2002 and for the subsequent periods.

Had compensation cost for the Plans been determined based on the fair value at the grant dates consistent with the method of SFAS 123, the Company's net loss and net loss per common and common equivalent share for the years ended July 31, 2006 and 2005 would have been increased to the pro forma amounts indicated below:

                                                    JULY 31,
                                            -----------------------
                                                2005         2006
                                            -----------   ---------
Net loss, as reported                       $(1,035,576)  $(733,204)
Add: Total stock-based employee
  compensation expense determined under
  fair value based method for all awards,
  net of related tax effects                         (0)         (0)
                                            -----------   ---------
Pro forma net loss                          $(1,035,576)  $(733,204)
                                            ===========   =========
Earnings per share (post-split):
Basic and diluted loss per share:
  As reported                               $     (0.24)  $   (0.03)
                                            ===========   =========
  Pro forma                                 $     (0.24)  $   (0.03)
                                            ===========   =========

In accordance with EITF 96-18 the measurement date to determine fair value was the date at which a commitment for performance by the counter party to earn the equity instrument was reached. The Company valued the shares issued for consulting services at the rate which represents the fair value of the services received which did not differ materially from the value of the stock issued.

CONCENTRATIONS OF CREDIT RISK

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents and trade receivables. The Company places its cash and temporary cash investments with high credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit. The Company periodically reviews its trade receivables in determining its allowance for doubtful accounts. The allowance for doubtful accounts was $74,042 as of July 31, 2006.

ADVERTISING

The Company follows a policy of charging the costs of advertising to expenses incurred. The Company incurred advertising expenses of $7,495 and $20,635 during the years ended July 31, 2006 and 2005, respectively.

NEW ACCOUNTING PRONOUNCEMENTS

In April 2003, the FASB issued SFAS No. 149, "Amendments of Statement 133 on Derivative Instruments and Hedging Activities," which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133. This pronouncement is effective for contracts entered into or modified after June 30, 2003 (with certain exceptions), and for hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 did not have a material impact on the Company's consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how a company classifies and measures certain financial instruments with characteristics of both liabilities and equity, and is effective for public companies as follows: (i) in November 2003, the FASB issued FASB Staff Position ("FSP") No. 150-03, which defers indefinitely (a) the measurement and classification guidance of SFAS No. 150 for all mandatory redeemable non-controlling interests in (and issued by) limited-life consolidated subsidiaries, and (b) SFAS No. 150's measurement guidance for other types of mandatory redeemable non-controlling interests, provided they were created before November 5, 2003; (ii) for financial instruments entered into or modified after May 31, 2003 that are outside the scope of FSP No. 150-3; and

(iii) otherwise, at the beginning of the first interim period beginning after June 15, 2003. The Company adopted SFAS No. 150 on the aforementioned effective dates. The adoption of this pronouncement did not have a material impact on the Company's results of operations or financial condition.

In December 2003, the FASB issued a revision of SFAS No. 132, "Employers' Disclosures About Pensions And Other Postretirement Benefits." This pronouncement, SFAS No. 132-R, expands employers' disclosures about pension plans and other post-retirement benefits, but does not change the measurement or recognition of such plans required by SFAS No. 87, No. 88, and No. 106. SFAS No. 132-R retains the existing disclosure requirements of SFAS No. 132, and requires certain additional disclosures about defined benefit post-retirement plans. Except as described in the following sentence, SFAS No. 132-R is effective for foreign plans for fiscal years ending after June 15, 2004; after the effective date, restatement for some of the new disclosures is required for earlier annual periods. Some of the interim-period disclosures mandated by SFAS No. 132-R (such as the components of net periodic benefit cost, and certain key assumptions) are effective for foreign plans for quarters beginning after December 15, 2003; other interim-period disclosures will not be required for the Company until the first quarter of 2005. Since the Company does not have any defined benefit post-retirement plans, the adoption of this pronouncement did not have any impact on the Company's results of operations or financial condition.

Other significant recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force ("EITF")), the American Institute of Certified Public Accountants, and the SEC are discussed elsewhere in these notes to the consolidated financial statements. In the opinion of management, significant recent accounting pronouncements did not or will not have a material effect on the consolidated financial statements.

In November 2004, the Financial Accounting Standards Board (FASB) issued SFAS 151, Inventory Costs* an amendment of ARB No. 43, Chapter 4. This Statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that "under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges" This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This Statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not believe the adoption of this Statement will have any immediate material impact on the Company. In December 2004, the FASB issued SFAS No.152, "Accounting for Real Estate Time-Sharing Transactions*an amendment of FASB Statements No. 66 and 67" ("SFAS 152) The amendments made by Statement 152 This Statement amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions. This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005. with earlier application encouraged. The Company does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.

On December 16, 2004, the Financial Accounting Standards Board ("FASB") published Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment ("SFAS 123R"). SFAS 123R requires that compensation cost related to share-based payment transactions be recognized in the financial statements. Share-based payment transactions within the scope of SFAS 123R include stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee share purchase plans. The provisions of SFAS 123R are effective as of the first interim period that begins after June 15, 2005. Accordingly, the Company will implement the revised standard in the fourth quarter of fiscal year 2005. Currently, the Company accounts for its share-based payment transactions under the provisions of APB 25, which does not necessarily require the recognition of compensation cost in the financial statements. Management is assessing the implications of this revised standard, which may materially impact the Company's results of operations in the fourth quarter of fiscal year 2005 and thereafter.

On December 16, 2004, FASB issued Statement of Financial Accounting Standards No. 153, Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29, Accounting for Non-monetary Transactions (" SFAS 153"). This statement amends APB Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. Under SFAS 153, if a non-monetary exchange of similar productive assets meets a commercial-substance criterion and fair value is determinable, the transaction must be accounted for at fair value resulting in recognition of any gain or loss. SFAS 153 is effective for non-monetary transactions in fiscal periods that begin after June 15, 2005. The Company does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.

NOTE B - GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements during the years ended July 31, 2006 and 2005, the Company incurred losses of $733,204 and $1,035,576, respectively. In addition, the Company has a stockholder's deficiency of $1,160,313. These factors among others may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

The Company's existence is dependent upon management's ability to develop profitable operations. Management is devoting substantially all of its efforts to becoming a public entity so that capital financing may be achieved. The accompanying statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

In order to improve the Company's liquidity, the Company's management is actively pursing additional equity financing through discussions with investment bankers and private investors. There can be no assurance the Company will be successful in its effort to secure additional equity financing.

NOTE C - ACQUISITION AND CAPITAL RESTRUCTURE

On March 5, 2004, the Company entered into an Agreement and Plan of Merger ('Agreement") with Expertise Technology Innovation, Inc("ETI") an inactive publicly registered shell corporation with no significant assets or operations. In accordance with SFAS No. 141, the Company was the acquiring entity.

While the transaction is accounted for using the purchase method of accounting, in substance the Agreement is a recapitalization of the Company's capital structure

For accounting purposes, the Company has accounted for the transaction as a reverse acquisition and the Company shall be the surviving entity. The total purchase price was the fair value of the shares held by the ETI shareholders, or $865,164. This amount was charged to operations during the twelve months ended July 31, 2004. The Company did not recognize goodwill or any intangible assets in connection with the transaction.

Effective with the Agreement, all previously outstanding common stock, preferred stock, options and warrants owned by the Company's shareholders were exchanged for an aggregate of 4,269,844 shares of ETI's convertible preferred stock (the "ETI Preferred Stock"). The value of the ETI Preferred Stock that was issued was the historical cost of the ETI's net tangible assets, which did not differ materially from their fair value. In addition, holders of the Company's options and warrants to acquire common stock exchanged their options for options to acquire the ETI's common stock. The ETI Preferred Stock was exchangeable at the option of the stockholder into shares of ETI Common Stock at the rate of one share of ETI Preferred Stock for three shares of common stock. The exchange of ETI Preferred Stock to common stock was restricted to one-twelfth of the total number of shares held by each shareholder per month, beginning in January 2004. At July 31, 2004, a total of 614,912 shares of ETI Preferred Stock had been exchanged for common stock, and 3,654,932 shares (post-split) of ETI Preferred Stock remained outstanding. Preferred shareholders also received 60 to 1 voting rights for said shares.

Effective with the Agreement, ETI changed its name to United Communications Hub, Inc.

The accompanying financial statements present the historical financial condition, results of operations and cash flows of the Company prior to the merger with ETI.

NOTE D -BUSINESS ACQUISITION

On October 23, 2002, the Company entered into a Capital Stock Exchange Agreement with AllCom USA Inc. ("AllCom"). The cost of the common shares for the acquisition was $400,000 in exchange for all of the issued and outstanding shares of AllCom common stock. The net assets of AllCom acquired were valued at $400. The effective date of the Capital Stock Exchange Agreement was October 25, 2002. AllCom is a reseller of telecommunication services to corporate customers.

As a result of the Company's lack of resources, the Company is unable to promote and fund the telecommunications services acquired in connection with AllCom. In accordance to SOP 98-5, the Company recognized the net acquisition cost of $399,600 as an expense during the year ended July 31, 2003.

In addition the company structured a wholly-owned subsidiary eSafe, Inc. eSafe, Inc is a Nevada corporation established for electronic payment and debit platforms.

The company also acquired some of the assets of Govt.com in March 2004. This software was rewritten and enhanced and titled OT2 (OurTown 2). It is OT2 is a municipal government software interface between the ecitizen and local government.

The Acquisition and Capital Restructure discussed in Note C and the Business Acquisitions discussed in Note D are summarized as follows:

Transaction:                      ETIX     Govt.com
                                --------   --------
  Assets acquired               $     --   $     --   $       --
  Liabilities assumed                  0         --           --
  Common stock issued - value    865,164    250,000    1,140,164
  Note payable issued                  0     25,000           --
  Liabilities assumed                 --         --           --
  Acquisition Costs              865,164    275,000    1,140,164
  Net assets acquired           $     --   $     --   $       --

In accordance with SOP 98-5, the Company expensed $1,140,564 as acquisition costs.

NOTE E - PROPERTY AND EQUIPMENT

Property and equipment at July 31, 2005 consists of the following:

                                         July 31, 2005
                                         -------------
Office equipment and related equipment
  Furniture and fixtures                        78,593
                                         -------------
  Less accumulated depreciation                (49,935)
                                         -------------
  Property and equipment - net                 28,658
                                         =============

The Company incurred depreciation expense of $9,071 and $9,071 for the years ended July 31, 2006 and 2005.

NOTE F - INCOME TAXES

The Company has adopted Financial Accounting Standard No. 109 which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.

At July 31, 2006, the Company has available for federal income tax purposes a net operating loss carry-forward of approximately $ 16,963,111, expiring the year 2020, that may be used to offset future taxable income. The Company has provided a valuation reserve against the full amount of the net operating loss benefit. In the opinion of management, it is more likely than not that the benefits will not be realized based upon the earnings history of the Company. Due to significant changes in the Company's ownership, the future use of its existing net operating losses may be limited.

Components of deferred tax assets as of July 31, 2006 are as follows:

  Non current:

  Net operating loss carry-forward   $5,784,000
  Less: Valuation allowance           5,784,000
                                     ----------
Net deferred tax asset               $       --
                                     ==========

NOTE G - LOSSES PER SHARE

The following table presents the computation of basic and diluted losses per share:

                                                        July 31,      July 31,
                                                          2005          2006
                                                      -----------   -----------
Loss available for common shareholders                $(1,035,576)  $  (733,204)
                                                      ===========   ===========
Basic and fully diluted loss per share (post-split)   $     (0.24)  $     (0.03)
                                                      ===========   ===========
Weighted average common shares outstanding              4,312,690    22,923,990
                                                      ===========   ===========

Net loss per share is based upon the weighted average of shares of common stock outstanding.

NOTE H - ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities at July 31, 2005 are as follows:

                                                       July 31, 2005
                                                       -------------
Other accrued expenses in connection with litigation     $       --
Accounts payable and accrued expenses                       792,651
Accrued payroll and related expenses                      1,294,471
Accrued interest                                             44,371
Other accrued expenses                                      126,093
                                                         ----------
Total                                                    $2,257,586
                                                         ----------

NOTE I - NOTES PAYABLE

Convertible Promissory Notes payable

Convertible notes payable, in quarterly installments of interest only at 10% per annum, secured by all assets of the Company and due on June 30, 2003; The Company, in its sole discretion, may prepay principal at any time without penalty. Note holder has the option to convert unpaid note principal together with accrued and unpaid interest to the Company's common stock at a price equal to of $0.75 per share; the Company is in default under the terms of the note agreements at July 31, 2004 and 2003.

During the year ended July 31, 2003, the Company issued 16 convertible 10% notes payable aggregating $530,000 to accredited investors. The note principal and any unpaid interest are convertible into shares of UC Hub common stock at a price of $0.75 per share. For the period from August 1, 2002 through June 30, 2003, the convertible notes incurred an additional expense of $141,782, which increased the interest payable to $214,337.

On June 30, 2003, all, except three (3) note holders, opted to convert $1,783,501 of principal and $200,771 of accrued and unpaid interest to 2,640,186 shares of the Company's restricted common stock. As of July 31, 2003, the Company has not issued the 2,640,186 shares of common stock and has accounted for the obligation as a stock subscription payable. In anticipation of a reverse merger whereby the UC Hub shareholders are to exchange the acquiring company's shares in return for those of the registrant, the Company has withheld issuing UC Hub shares and is awaiting the execution of the reverse merger to issue the registrant's common shares.

As of July 31, 2004, the Company was in default of the three (3) remaining $80,000 of convertible notes payable and $13,567 of accrued and unpaid interest payable.

As of July 31, 2006, all outstanding Notes had been converted.

In June 2006 the company borrowed $378,000 in convertible debentures.

As of July 31, 2006, the Company owed $354,965 in Notes payable, including accrued interest.

NOTES PAYABLE - RELATED PARTIES

The Company's shareholders and officers have advanced funds to the Company for working capital purposes since the Company's inception. No formal repayment terms or arrangements exist. The amount of the advances due at July 31, 2003 was $314,900, net of cash repayments. During the twelve months ended July 31, 2005, the notes in the aggregate amount of $50000 were converted to an aggregate of 116,279 shares (post-split) of common stock. At July 31, 2005, there were outstanding eight notes payable to related parties 116,279 in the total principal amount of $438,000.

Other notes payable

During the twelve months ended July 31, 2004, the Company received a loan from an investor in the amount of $200,000 which was subsequently converted into $125,000 shares of the Company's common stock. Also during the twelve months ended July 31, 2004, the Company received a loan from an investor in the amount of $100,000 which remains outstanding at July 31, 2004. The Company also signed a note payable to a service provider in the amount of $2,025 which remains outstanding at July 31, 2004.

Also at July 31, 2004, the Company has outstanding a note payable pursuant to the terms of the govt. com acquisition in the amount of $25,000.

Pursuant to a legal settlement, the Company has outstanding a note payable to Qwest Communications in the amount of $50,000.

Pursuant to a Securities Purchase Agreement, dated as of June 6, 2006 (the "Securities Purchase Agreement"), UC Hub Group Inc. (the "Company") sold an Original Issue Discount Self-Liquidating Convertible Debenture having a principal amount of $378,000 (the "Debenture').

The Debenture was sold for $350,000. Except to pay off certain liabilities of the Company totaling approximately $327,000, the proceeds of the offering will be used for working capital purposes.

The Debenture does not bear interest. The principal sum of the Debenture must be paid by June 7, 2008 and is convertible into 7,560,000 shares of the Company's common stock, at the Purchasers' option, at a conversion price equal to $0.05 per share (subject to adjustment as provided in the Debenture). On the fist of each month commencing on the first date following the earlier of (a) 30 calendar days following the Effective Date and (b) 180 Calendar days following the Closing Date (as defined in the Securities Purchase Agreement) and terminating upon the full redemption of the Debenture, the Company shall redeem an amount equal to the sum of $21,000 in principal amount of the Debenture and all liquidated damages and other amounts owed to the holder of the Debenture.

The full principal amount of the Debenture is due upon a default under the terms of the Debenture. In the event that the Company breaches any representation or warranty in the Securities Purchase Agreement, the outstanding principal amount of the Debenture, plus liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the holder's election, immediately due and payable in cash at the Mandatory Default Amount (as defined in the Debenture).

In connection with the sale of the Debenture, the Company also issued (i) a warrant to purchase 7,560,000 shares of the Company's common stock at a purchase price of $.075 per share, subject to adjustment as provided for in the warrant and a term of exercise of two years from June 7, 2006 (the "Initial Exercise Date") and (ii) a warrant to purchase 7,560,000 shares of the Company's common stock at a purchase price of $.05 per share, subject to adjustment as provided in the warrant, and a term commencing on Initial Exercise Date and terminating on the earlier of (a) 180 days following the date the initial Registration Statement filed by the Company pursuant to the Registration Rights Agreement executed in connection with the execution of the Securities Purchase Agreement is declared effective by the Securities and Exchange Commission and (b) the two year anniversary of the Initial Exercise Date. The Warrants on a cashless basis if at any time after one year from the date of issuance of the warrant there is no effective registration statement registering or no current prospectus available for, the resale of the shares of common stock underlying the warrant. In the event the purchaser exercises the warrants on a cashless basis, then the Company will not receive any proceeds.

In addition, the conversion price of the Debenture and the exercise price of the warrants may be adjusted in certain circumstances such as if the Company pays a stock dividend, subdivides or combines outstanding shares of common stock into a greater or lesser number of shares, or takes such other actions as would otherwise result in dilution of the selling stockholder's position.

The Company is required to file a registration statement with the Securities and Exchange Commission within 30 days of Closing Date (as defined in the Securities Purchase Agreement), which will include 150% of the common stock underlying the Debenture, and the warrant, any additional shares issuable in connection with any anti-dilution provisions in the note or the warrants and any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing.

The holder of the Debenture and the warrants many not to convert the Debenture or exercise their warrants and receive shares of the Company's common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise exceeds 4.9% of the then issued and outstanding shares of common stock. This limitation may be waived by the holder of the Debenture or warrants upon not less than 61 days' prior notice to the Company, to change the beneficial ownership limitation to 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this note or the exercise of the warrants. Upon such a change by a Holder of the Beneficial Ownership Limitation from such 4.99% limitation to such 9.99% limitation, the beneficial ownership limitation may not be further waived by the holder of the notes or warrants.

NOTE J - CAPITAL STOCK

REVERSE STOCK SPLIT

In March 2004 pursuant to the Merger, the Company exchanged all of its common stock outstanding for preferred stock at the rate of 8 shares of common stock for 1 2/3 shares of preferred stock. The preferred stock was in turn exchanged for common stock in the public company UC Hub Group, Inc. at the rate of 3 shares of common stock for 1 share of preferred. The net result is a reverse stock split of the Company's common stock at the rate of .625 for 1.

CONVERTIBLE PREFERRED STOCK

The Company is authorized to issue 5,000,000 shares of cumulative preferred stock, no par value per share. The preferred shares are convertible to common stock at a current ratio of 1:3. During the twelve months ended July 31, 2006, the Company converted no shares of preferred stock outstanding into shares (post-split) of common stock.

SERIES A CONVERTIBLE PREFERRED STOCK

In March 2004 pursuant to the Merger, the Company issued 4,270 shares of its newly created Series A Convertible Preferred Stock (the "Series A Preferred Stock"), par value $0.001, in exchange for all of the shares of common stock outstanding of United Communications Hub, Inc. The Series A Preferred Stock is convertible at the discretion of the holder into common stock of the Company at the rate of one share of Series A Preferred Stock for three shares of common stock. The number of shares eligible for conversion is limited to 1/12 of the number of shares outstanding per month beginning in March 2004. At July 31, 2004, 615 shares of the Series A Preferred Stock had been converted into 1,844,737 shares (post-split) of common stock, and 3,655 shares of Series A Preferred Stock remained outstanding.

COMMON STOCK - UC HUB INC (PRIVATE COMPANY)

The Company is authorized to issue 50,000,000 shares of common stock, with no par value per share.

During the year ended July 31, 2003, the Company issued a total of 1,006,667 shares (post-split) of common stock in a private placements and exempt offerings to sophisticated investors, primarily in the United States in exchange for $ 222,600 net of costs and fees. The Company also issued 193,250 shares (post-split) of its common stock to consultants and employees for $ 310,000 of services rendered during 2003 which represents the fair value of the services received which did not differ materially from the value of the stock issued. In addition, the Company issued 21,875 shares (post-split) of common stock in exchange for $ 35,000 of previously incurred debt during the year ended July 31, 2003.

Pursuant to a Capital Stock Exchange Agreement executed in October 2002, the Company issued 250,000 shares (post-split) of common stock valued at $400,000 in exchange for all the outstanding stock of AllCom USA (see Note C).

In July 2002, the Common received cash proceeds of $199,900 for stock subscribed at $5.00 per share. In July 2003, the Common received cash proceeds of $21,000 for stock subscribed at $5.00 per share. In March 2004, the Company issued 27,613 shares (post-split) of common stock under these subscription agreements.

On June 30, 2003, the Company transferred $1,783,501 of convertible note principal and $200,771 of accrued and unpaid interest as a stock subscription for 1,727,524 shares (post-split) of the Company's restricted common stock. In anticipation of a reverse merger whereby the UC Hub shareholders are to exchange the acquiring company's shares in return for those of the registrant, the Company has withheld issuing UC Hub shares and is awaiting the execution of the reverse merger to issue the registrant's (ETI) common shares.

COMMON STOCK - UC HUB GROUP (PUBLIC COMPANY)

In March 2004 pursuant to the Merger agreement, the Company acquired 1,987,734 shares (post-split) of the common stock of UC Hub Group. Also pursuant to the Merger agreement, the Company converted 615 shares of its Series A Convertible Preferred Stock into 1,844,737 shares (post-split) of common stock.

In April 2004, the Company sold 250,000 shares (post-split) of common stock for $250,000.

In May 2004, the Company sold 80,000 shares (post-split) of common stock for $40,000.

In June 2004, the Company sold 140,000 shares (post-split) of common stock for $60,000.

In July 2004, the Company issued 10,000 shares (post-split) of common stock under a subscription receivable.

NOTE K - STOCK OPTIONS AND WARRANTS

Non- Employee warrants

The following table summarizes the changes in warrants outstanding and the related prices for the shares of the Company's common stock issued to non-employees of the Company. These options were granted in lieu of cash compensation in connection with issuance of the Company's debt.

                                                                        Warrants  Exercisable
                Warrants Outstanding (post-split)                            (post-split)
-----------------------------------------------------------------   -----------------------------
                                Weighted Average
                                    Remaining          Weighed                          Weighted
                     Number        Contractual         Average          Number         Average
Exercise Prices   Outstanding     Life (Years)     Exercise Price    Exercisable   Exercise Price
---------------   -----------   ----------------   --------------   ------------   --------------
     $0.02             1,875          2.42              $0.02             1,875        $0 .02
      1.60           207,984          0.79               1.60           207,984          1.60
      8.00           685,784          4.51               8.00           685,784          8.00
      9.60           534,063          4.50               9.60           534,063          9.60
                   ---------                                          ---------        ------
                   1,429,706                                          1,429,706        $ 7.66
                   =========                                          =========        ======

Transactions involving warrants issued to non-employees are summarized as follows:

                                 (post-split)     Weighted Average
                               Number of Shares    Price Per Share
                               ----------------   ----------------
Outstanding at July 31, 2002            204,852               1.65
  Granted                                 6,933               1.60
  Exercised                                  --                 --
  Canceled or expired
                                      ---------               ----
Outstanding at July 31, 2003            211,784               1.65
  Granted                             1,217,922               8.70
  Exercised                                  --                 --
  Canceled or expired                        --                 --
                                      ---------               ----
Outstanding at July 31, 2004          1,429,706               7.66

All options granted to non-employees are non-compensatory and the exercise prices of options are higher than the fair market value of the Company's common stock. There were no expenses and fees charged to operations for the years ended July 31, 2004 and 2003.

OPTIONS

The following table summarizes information about stock options outstanding at July 31, 2005:

               (post-split)   (post-split)   (post-split)
                 Number         Weighted-        Number
   Range       Outstanding       Average      Exercisable
Of Exercise         at          Remaining          at
Prices        July 31, 2004    Life (Yrs.)   July 31, 2004
-----------   -------------   ------------   -------------
   $1.65         937,500          2 3/7         937,500
    2.40           9,375          2 3/7           9,375
                 -------                        -------
                 946,875                        946,875
                 =======                        =======

                                            Average
                               Options   Exercise Price
                               -------   --------------
Outstanding at July 31, 2002   946,875       $  1.65
Granted                             --          0.00
Exercised                           --          0.00
Canceled                            --          0.00
                               -------       -------
Outstanding at July 31, 2003   946,875          1.65
Granted
Exercised
Cancelled
                               =======       -------
Outstanding at July 31, 2004   946,875       $  1.65
                               =======       -------

Outstanding at July 31, 2005                       0

In 2002, options were granted to an individual as compensation for services rendered to the Company. The options were exercisable upon issuance and expire on August 31, 2004.

As provided by SFAS 148, the fair value of each option granted is estimated on the date of grant using the minimum value method, and the fair value of each option grant is estimated on the date of grant using the Black-Sholes option pricing model. The following weighted-average assumptions were used for option grants during 2003 with an expected life of five years: (1) dividend yield of 0.0%; (2) expected volatility of 98.76%; and (3) risk-free interest rate of 3.98%. The following weighted-average assumptions were used for option grants during 2001 with an expected life of five years: (1) dividend yield of 0.0%;

(2) expected volatility of 191%; and (3) risk-free interest rate of 4.38%. There were no new option grants in 2002.

There were no options issued during the year ended July 31, 2004. Had compensation cost for the Plans been determined based on the fair value at the grant dates consistent with the method of SFAS 123, the Company's net loss would have been increased to $ (2,053,297) for the year ended July 31, 2003. Accordingly, the Company net loss per common and common equivalent share for the year ended July 31, 2003 would have been $(0.25).

NOTE L - COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS

The Company leases office space in Las Vegas, Nevada for its sales and administrative offices. The lease is fully cancelable and on a month-to-month commitment.

Rent expense charged to operations was $900 and $131,725 for the years ended July 31, 2006 and 2005, respectively.

EMPLOYMENT AND CONSULTING AGREEMENTS

We have entered into various employment agreements with certain of our officers and affiliated parties, as follows:

o Employment Agreement dated as of February 1, 2002 with Larry Wilcox as president and chief executive officer. The term of the agreement is for three years with an automatic extension beginning on the third anniversary of the agreement, and continuing every third anniversary, unless either party notifies the other in writing more than 90 days prior to the extension date that the agreement is no longer to be extended. The agreement provides that Mr. Wilcox may devote time to Wilcox Productions, so long as he continues to completely and adequately perform his duties pursuant to the agreement. Mr. Wilcox will receive a salary of $360,000 per year, plus incentive bonuses and stock options for 1,500,000 shares of our common stock exercisable at $0.16 per share under our 2003 Stock Option Plan. Mr. Wilcox is also subject to a non-competition agreement.

o Employment Agreement dated as of June 1, 2004 with Alice Kong as president and chief executive officer of eSAFE Cards, Inc., one of our wholly owned subsidiaries. Ms. Kong's salary is $150,000 per year and may receive incentive bonuses based upon eSAFE's performance. She has executed our standard Proprietary Information and Inventions Agreement. Ms. Kong's employment is "at will," and can be terminated at any time and for any reason, with or without cause.

o Employment Agreement dated as of February 1, 2003 with John Cheney as vice president of sales of AllCom USA, Inc., one of our wholly owned subsidiaries. Mr. Cheney's salary is $72,000 per year and may receive incentive bonuses based upon AllCom's performance. He has executed our standard Proprietary Information and Inventions Agreement. Mr. Cheney's employment is "at will," and can be terminated at any time and for any reason, with or without cause.

The Company has consulting agreements with outside contractors, certain of whom are also Company stockholders. The Agreements are generally for a term of 12 months from inception and renewable automatically from year to year unless either the Company or Consultant terminates such engagement by written notice.

NOTE M - SETTLEMENT OF LITIGATION

In the ordinary course of business, we may be involved in legal proceedings from time to time. Although occasional adverse decisions or settlements may occur, we believe that the final disposition of such matters will not have material adverse effect on its financial position, results of operations or liquidity. We will seek to minimize disputes with our customers but recognize the inevitability of legal action in today's business environment as an unfortunate price of conducting business.

On _May, 25, 2004, in Cause No. JAG Case No. 04-0553, we reached a favorable settlement of the litigation with Qwest Communications, Inc. and the disposition of the claimed $1,070,000 obligation to Qwest. This settlement requires us to pay a $50,000 settlement fee on or before December 31, 2004. We recorded a gain of $1,022,238 on legal settlement as a result of this ruling during the twelve months ended July 31, 2004.

In 2002, in Cause No. CV2001-0005719, the Anthem Group was our landlord for a division that we had in Arizona. We could not get good T-1 communications and services in their building and locale. It was deemed necessary to move, since we needed to digitally distribute broadband capability. The Anthem Group subsequently filed a suit against us. We decided to incur the cost of litigation, since we determined were better off economically than by staying in the facility. The amount owed of $ 35,428.01 will be paid in full in 1st Quarter 2005, pursuant to a settlement agreement.

In July 2004, in Cause No. 0406129-M, in the District Court of Dallas County, Texas, John Fee, Roy Washburn and Travis Horton filed a lawsuit against us in Dallas County, Texas. The plaintiffs claim that there were material misrepresentations in connection with a private placement of our stock and want their investment of $50,000 each reimbursed. We will vigorously defend against the action. Inasmuch as we are still in the early stages of the litigation, we cannot venture any opinion about the prospective outcome. Presently the venue is being contested in Texas and we have requested to move the case to California. Diane Stein, an employee thru December 2004 sued for unpaid commissions (See John Cheney's email).

NOTE N - MAJOR VENDORS

None

NOTE O - SUBSEQUENT EVENTS

On August 12, 2004, UC HUB Group, Inc through its wholly owned subsidiary, AllCom USA entered into a Binding Deal Memo to acquire certain assets of a company located in Sparks, Nevada, Integrated Communications. AllCom has since hired technicians and, as an interconnect telecommunications sales group, as begun offering VoIP phone systems, engineering and cabling. AllCom provides superior customer service installing: Altigen, Nortel, Siemens, NEC, and Comdial telephone systems and refers to this division as AllCom Systems.

AllCom Systems provides expertise installing Wi-Fi, VoIP,Fiber Optic, Voice, and Data Cabling with over 30 years of industry Experience. AllCom Systems recognizes the convergence of Voice and Data and is providing customers with solutions to meet the market's changing environment.

AllCom USA acquired assets, including vehicles, office equipment and any telephone systems currently utilized by the company.

UC Hub Group, Inc gave 100,000 shares to the former owner of the company to continue as a consultant, and AllCom USA hired some technical employees to assist in the growth of AllCom

On May 23, 2004 eSAFE Inc signed a binding deal memo with eCelerity, a stored value debit card processor. eCelerity, or its assigned new entity, will process nationally and internationally for eSAFE Inc in exchange for an 80-20 split for said transaction fees above third party direct costs.

On October 15, 2004 eSAFE signed a binding deal memo with a credit card processor, National Merchants Center. This processor has just acquired a new 10,000 sq ft facility and has incorporated some state of the art biometric security into their processing facility. Again, this deal memo is an 80-20 split in revenue for transactional profits.

On September 11, 2004, UC Hub Group Inc and Mobile Commerce Limited (MCL) signed a Non Binding LOI to form a wholly owned subsidiary of UC Hub Group Inc, whereby the new company would be offering mobile phone transactional capability with the MCL software, exclusively in North America.

In January 2005, the Company's Chief Executive Officer received options to purchase 1,500,000 shares (post-split) of the Company's stock at a price of $0.16. These options vest over a three-year period, and have a term of ten years. The 946,875 options (post-split) previously held by the Chief Executive Officer were cancelled. On September 27, 2005 UC Hub Group, Inc negotiated to sell the AllCom USA, Inc long distance customer base to Mobile Pro Corp for $300,000.

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our by by-laws, provide, that our directors or officers shall be indemnified by us against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon him in connection with any proceeding to which he or she may be made a party, or in which he or she may become involved, by reason of his being or having been a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of the corporation, partnership, joint venture, trust or enterprise, or any settlement thereof, whether or not he is a director, officer, employee or agent at the time such expenses are incurred, except in such cases wherein the director, officer, or employee is adjudged guilty of willful misfeasance or malfeasance in the performance of his duties; provided that in the event of a settlement the indemnification herein shall apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Corporation. The Corporation shall provide to any person who is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of the corporation, partnership, joint venture, trust or enterprise, the indemnity against expenses of suit, litigation or other proceedings which is specifically permissible under applicable law. The effect of this provision is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our by-laws are necessary to attract and retain qualified persons as directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT

SEC Registration fee              $    40.45
Accounting fees and expenses      $   10,000*
Legal fees and expenses           $   40,000*
Miscellaneous                     $    1,000*
                                  ----------
                                  $51,040.45*

*    Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

Following is a summary of unregistered securities issued during the period July 2003 through July 2006.

On January 8, 2006, we issued 835,714 shares of common stock to Art Malone, Jr. for $56,000

On February 27, 2006, we issued 1,000,000 shares of common stock to Richard Lubic for $50,00.

On March 11, 2006, we issued 214,286 shares of common stock to James Gary Cooper for $15,000.

On April 18, 2006, we issued 25,000 shares of common stock to Carol B. Beals for $1,250. On April 18, 2006, we also issued 50,000 shares of common stock to David
E. Dearman for $2,500, and 50,000 shares of common stock to Marvin R. Stadeli for $2,500.

On June 6, 2006, we sold an Original Issue Discount Self-Liquidating Convertible Debenture in the principal amount of $378,000. The Debenture was sold for $350,000. The Debenture is convertible into 7,560,000 shares of our common stock at a conversion price of $.05 per share. In addition, the we issued (i) a warrant to purchase 7,560,000 shares of the Company's common stock at a purchase price of $.075 per share, subject to adjustment as provided for in the warrant and a term of exercise of two years from June 7, 2006 (the "Initial Exercise Date") and (ii) a warrant to purchase 7,560,000 shares of the Company's common stock at a purchase price of $.05 per share, subject to adjustment as provided in the warrant.

During the three months ended January 31, 2006, 983,910 shares of our common stock were issued in exchange for 327,970 shares of our preferred stock in connection with the Agreement and Plan of Merger dated May 28, 2003, whereby New ETI, Inc., a California corporation, and a wholly owned subsidiary of Expertise Technology Innovation, Inc., merged with and into United Communications Hub, Inc., a California corporation, with United Communications Hub continuing as the surviving corporation and as our wholly owned subsidiary.

On December 1, 2005, we issued 100,000 shares of common stock to Russell Harmon for $5,000.

On September 23, 2005, we issued 100,000 shares of common stock to Russ Harmon for $5,000.

During the three months ended April 30, 2005, we issued 486,694 shares of unregistered common stock pursuant to the conversion of convertible preferred stock. Also during the three months ended April 30, 2005, we issued 60,000 shares of unregistered common stock to a consultant for compensation. We also issued 282,945 shares of unregistered common stock previously subscribed for $75,000 cash. We also issued 35,000 shares of unregistered common stock as interest expense on notes payable.

During the three months ended April 30, 2005, due to a mistake by our transfer agent, we issued 918,951 shares, to certain consultants, of our common stock in excess of the number of shares we has registered under an S-8 registration statement. The value of these shares is approximately $73,000. The net effect is that the 918,951 shares were unregistered shares.

With the exception of the 918,951 shares discussed above, the shares we issued during the three months ended April 30, 2005, were in reliance upon an exemption from registration pursuant to Section 4(2) of the Securities Act.

During the three months ended January 31, 2005, 983,910 shares of our common stock were issued in exchange for 327,970 shares of our preferred stock in connection with the Agreement and Plan of Merger dated May 28, 2003, whereby New ETI, Inc., a California corporation, and a wholly owned subsidiary of Expertise Technology Innovation, Inc., merged with and into United Communications Hub, Inc., a California corporation, with United Communications Hub continuing as the surviving corporation and as our wholly owned subsidiary.

In December 2004, a note payable previously issued in the amount of $25,000 converted to common stock at 50% of the market price, or $0.15. In December 2004, we issued our note payable in the amount of $50,000. As an incentive for making this loan to the Company, we also provided the lender with 15,000 shares of restricted stock with a value of $3,900.

All of the shares were restricted in their transfer under the Securities Act.

At various times during the quarter ended October 31, 2004, 791,639 shares or our common stock were issued in exchange for 263,880 shares of our preferred stock in connection with the Agreement and Plan of Merger dated May 28, 2003, whereby New ETI, Inc., a California corporation, and a wholly owned subsidiary of Expertise Technology Innovation, Inc., merged with and into United Communications Hub, Inc., a California corporation, with United Communications Hub continuing as the surviving corporation and as our wholly owned subsidiary.

On August 2, 2004, we issued a promissory note in the amount of $65,000. The payee has the right to convert the note into shares of our common stock at a 50% discount off market price on October 31, 2004.

On August 12, 2004, our wholly owned subsidiary, AllCom USA entered into a Binding Deal Memo to acquire certain assets of a company located in Sparks, Nevada, Integrated Communications. We issued 100,000 shares of common stock (valued at $60,000) and a warrant to purchase 20,000 shares of our common stock at $0.60 per share (valued at $10,974) for total consideration valued at $70,974 in this transaction.

On September 17, 2004, we sold for $25,000 cash a subscription to buy shares of our common stock at a 50% discount to market price at September 17, 2004 or December 15, 2004, whichever price is less. These shares were not yet issued at October 31, 2004, and the amount of $25,000 is shown as Common Stock Subscribed in the financial statements for the three months ended October 31, 2004. In conjunction with this sale of our common stock, we also issued a warrant to purchase 4,100 shares of our common stock at a price equal to 20% of market price at the date the subscription was funded, or September 20, 2004. We have charged the fair value of this warrant, or $344, to operations during the three months ended October 31, 2004.

On October 9, 2004, we sold 116,279 shares of our common stock at $0.43 per share for a total of $50,000.. In conjunction with the sale of this common stock subscription, we also issued a warrant to purchase $50,000 of our common stock at a price equal to 25% of market price at the time the warrant is exercised.

The issuance of all shares of our common stock was pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and related state private offering exemptions. All of the investors took their shares for investment purposes without a view to distribution and had access to information concerning UC Hub Group and our business prospects, as required by the Securities Act.

During the quarterly period ended October 31, 2004, 791,639 shares of our common stock were issued in exchange for 263,880 shares of our preferred stock in connection with the Agreement and Plan of Merger dated May 28, 2003, whereby New ETI, Inc., a California corporation, and a wholly owned subsidiary of Expertise Technology Innovation, Inc., merged with and into United Communications Hub, Inc., a California corporation, with United Communications Hub continuing as the surviving corporation and as our wholly owned subsidiary

On March 5, 2004, in connection with our change of control, the below described persons acquired shares of our common and preferred stock in exchange for their shares in United Communications Hub, Inc.

                        PREFERRED
NAME                      STOCK
-------------------   ------------
Larry Wilcox          1,616,944.33
Michael Sharbrough       17,291.67*
V. William Thompson       8,958.33
George Wyckhuyse         15,883.00
Karen Sharbrough         33,750.00*
Beth Herold             912,961.67
                      ------------
Total                 2,605,789.00
                      ============

*    Michael Sharbrough and Karen Sharbrough are married.

All of the shares were restricted in their transfer under the Securities Act.

The shares were issued in reliance upon an exemption from registration pursuant to Section 4(2) of the Securities Act. Each of the parties took his securities for investment purposes without a view to distribution and had access to information concerning us and our business prospects, as required by the Securities Act. In addition, there was no general solicitation or advertising for the purchase of our shares. Our securities were sold only to a person with whom we had a direct personal preexisting relationship, and after a thorough discussion. Finally, our stock transfer agent has been instructed not to transfer any of such shares, unless such shares are registered for resale or there is an exemption with respect to their transfer.

Effective with the Company's Merger on March 5, 2004, all previously outstanding shares of common stock owned by UCI's stockholders were exchanged for an aggregate of 4,188,375 shares newly issued Series-A Preferred Stock of the Company.

ITEM 27. EXHIBITS.

The following exhibits are included as part of this Form SB-2.

EXHIBIT
  NO.                            IDENTIFICATION OF EXHIBIT
-------   ----------------------------------------------------------------------
2.1 Agreement and Plan of Merger, dated March 23, 2003 and incorporated by reference from the Company's Form 8-K, filed with the SEC on March 9, 2003.

2.2 Amendment to the Agreement and Plan of Merger dated January 12, 2004 and incorporated by reference from the Company's Form 8-K, filed with the SEC on March 9, 2004.

2.3 Second Amendment to the Agreement and Plan of Merger, dated January 21, 2004 and incorporated by reference from the Company's Form 8-K, filed with the SEC on March 9, 2004.

3.1 Articles of Incorporation of Make It Happen Management, filed with the Nevada Secretary of State on March 23, 1998 and incorporated by reference from the Company's Form 10SB12B, filed with the SEC on February 4, 2000.

3.2 Certificate of Amendment to the Articles of Incorporation, filed on June 13, 2000, changing the corporate name from Make It Happen Management to "E-Channels, Inc.," incorporated by reference from the Company's Form 10-KSB/A, filed with the SEC on April 10, 2001.

3.3 Certificate of Amendment to the Articles of Incorporation, filed on April 25, 2003, changing the corporate name from "E-Channels, Inc." to "Expertise Technology Innovation, Inc." and increasing authorized stock, incorporated by reference from the Company's Form 10-KSB, filed with the SEC on April 17, 2003.

3.4 Certificate of Amendment to the Articles of Incorporation, filed on January 16, 2004, increasing authorized stock, incorporated by reference from the Company's Form 10-KSB, filed with the SEC on February 5, 2004.

3.5 Certificate of Designation designating 4,250,000 shares as Series A preferred stock, filed on January 30, 2004.

3.6 Certificate of Amendment to the Articles of Incorporation, filed on June 2, 2004, changing corporate name from "Expertise Technology Innovation, Inc." to "UC HUB Group, Inc."*

3.7 Bylaws, incorporated by reference from the Company's Form 10SB12B, filed with the SEC on February 4, 2000.

5.1       Opinion of Sichenzia Ross Friedman Ference LLP

10.1      Employment Agreement dated as of February 1, 2002 with Larry Wilcox.*

10.2      UC HUB Group, Inc. 2003 Stock Plan.*

10.3      Form of Assignment of IP, dated March 14, 2002.*

10.4 Promissory Note in the principal amount of $35,000.00, dated April 4, 2002.*

10.5 Promissory Note in the principal amount of $75,000.00, dated April 5, 2004.*

10.6 Promissory Note in the principal amount of $65,000.00, dated August 2, 2004.*

10.7 Promissory Note in the principal amount of $25,000.00, dated September 17, 2004.*

10.8 Promissory Note in the principal amount of $50,000.00, dated October 9, 2004.*

10.9 Promissory Note in the principal amount of $50,000.00, dated December 30, 2004*

10.10 Asset acquisition Agreement between UC Hub Group, Inc. and International Wastewater Systems***

10.11 Negotiable Promissory Note and Agreement in the principal amount of $50,000, dated June 2004.*

10.12 Securities Purchase Agreement, Between the Company and Crescent International Ltd.**

10.13 Original Issue Discount Self-Liquidating Convertible Debenture due June 7, 2008.**

10.14 Common Stock Purchase Warrant to Purchase 7,560,000 Shares of Common Stock of UC Hub Group Inc. at $.75 per share.**

10.15 Common Stock Purchase Warrant to Purchase 7,560,000 Shares of Common Stock of UC Hub Group Inc. at $.05 per share.**

10.16 Registration Rights Agreement, between the Company and Crescent International Ltd. **

10.17     Amendment Agreement between the Companyand Crescent International Ltd.

14.1. Code of Ethics (Incorporated by reference to the Company's 10-KSB filed with the Securities and Exchange Commission on January 1, 2005)

21.1      Subsidiaries

23.1      Consent of Lawrence Scharfman CPAPA

23.2.     Consent of Sichenzia Ross Friedman Ference LLP (see Exhibit 5.1)

* Incorporated by reference to the 10-KSB for the year ended July 31, 2004, which was filed with the Securities and Exchange Commission on January 12, 2005.

** Incorporated by reference to the 8-K filed with the Securities and Exchange Commission on July 13, 2006.

*** Incorporated by reference to the 8-K filed with the Securities and Exchange Commission on September 28, 2006.

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, California, on December 13, 2006.

                                             UC HUB GROUP INC.


                                             By: /s/ Larry Wilcox
                                                 ------------------------------
                                                 Larry Wilcox
                                                 Chief Executive Officer and
                                                 Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                               Title                         Date
---------                               -----                         ----


/s/ Larry Wilcox        Chief Executive Officer                December 13, 2006
---------------------   Chief Financial Officer and Director
Larry Wilcox